IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

INTRODUCTION

This discussion and analysis of the financial condition and results of operations (MD&A) of Ivanhoe Mines Ltd. should be read in conjunction with the audited consolidated financial statements of Ivanhoe Mines Ltd. and the notes thereto for the year ended December 31, 2009. These financial statements have been prepared in accordance with United States of America generally accepted accounting principles (U.S. GAAP). In this MD&A, unless the context otherwise dictates, a reference to the Company refers to Ivanhoe Mines Ltd. and a reference to Ivanhoe Mines refers to Ivanhoe Mines Ltd., together with its subsidiaries. Additional information about the Company, including its Annual Information Form, is available at www.sedar.com.

References to “C$” refer to Canadian dollars, “A$” to Australian dollars, and “$” to United States dollars.

This discussion and analysis contains forward-looking statements. Please refer to the cautionary language on page 44.

The effective date of this MD&A is March 31, 2010.

OVERVIEW

HIGHLIGHTS

•	On March 31, 2010, Ivanhoe Mines announced the successful completion of the conditions precedent that had been incorporated into the landmark Investment Agreement to build and operate the Oyu Tolgoi copper-gold mining complex in Mongolia’s South Gobi Region, giving the agreement full legal effect.

•	Ivanhoe Mines, with its subsidiary, Oyu Tolgoi LLC (OT LLC), and its strategic partner, Rio Tinto, signed and approved the long-awaited Investment Agreement with the Government of Mongolia in October 2009, establishing a comprehensive framework for maintaining a stable tax and operating environment for the construction and operation of the Oyu Tolgoi Project. The signing culminated nine years of exploration successes that have established Oyu Tolgoi as one of the world’s largest, undeveloped copper-gold porphyry projects, and nearly six years of negotiations with the Government of Mongolia for an Investment Agreement.

•	Provisions of the Investment Agreement include protection of the parties’ investments in the Oyu Tolgoi Project, the amount and term of the parties’ investments in the Oyu Tolgoi Project, the right to realize the benefits of such investments, the conduct of mining with minimum environmental impact and progressive rehabilitation, the social and economic development of the South Gobi Region and the creation of thousands of new jobs in Mongolia.

•	Mongolia’s state-owned company, Erdenes MGL LLC, will acquire a 34% interest in the Oyu Tolgoi Project within 14 days of the approved Investment Agreement taking effect. Ivanhoe Mines will retain a controlling 66% interest in OT LLC.

•	Given the extent of the mineral discoveries associated with the Oyu Tolgoi Project and the potential for additional discoveries, Ivanhoe Mines and the Government of Mongolia agreed that the approved Investment Agreement should conform with the provision of Mongolia’s current Minerals Law specifying that certain deposits of strategic importance qualify for 30 years of stabilized tax rates and regulatory provisions, with an option of extending the term of the Investment Agreement for an additional 20 years. Major taxes and rates stabilized for the life of the agreement include: corporate income tax, customs duty, value-added tax; excise tax; royalties; exploration and mining licences; and immovable property and/or real estate tax.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

•	In late 2009, the joint Ivanhoe Mines-Rio Tinto Oyu Tolgoi Technical Committee conditionally approved a $758.0 million budget for 2010 to begin full-scale construction of Oyu Tolgoi. The 2010 budget provides for an early start on a site-wide development program.

•	In March 2010, Ivanhoe Mines issued 15.0 million common shares to Rio Tinto at C$16.31 per share for total proceeds of C$244.7 million ($241.1 million). Ivanhoe Mines used $195.4 million of the proceeds received to purchase from Rio Tinto key mining and milling equipment to be installed during the construction of the Oyu Tolgoi mining complex. With the transaction, Rio Tinto increased its ownership in Ivanhoe Mines from 19.6% to 22.4%. Acquisition of the equipment is another significant step in building one of the world’s largest copper-gold mines.

•	In late 2009, Ivanhoe Mines completed the first comprehensive field test of the ZeusTM proprietary, induced polarization and resistivity (IP) technology, a technological breakthrough that has significantly increased the potential for additional gold and copper resources to be discovered at the Oyu Tolgoi Project.

•	Ivanhoe Mines’ 57%-owned subsidiary, SouthGobi Energy Resources (SouthGobi), shipped approximately 1.3 million tonnes of coal from its Ovoot Tolgoi Mine in southern Mongolia at an average realized selling price of approximately $29 per tonne. This compares to 0.1 million tonnes of coal shipped in 2008 at an average realized selling price of $29 per tonne. This resulted in $36.0 million of revenue being recognized in 2009 compared to $3.1 million in 2008.

•	On January 29, 2010, SouthGobi closed a global equity offering of 27.0 million common shares at a price of C$17.00 per common share, for gross proceeds of C$459.0 million to expand SouthGobi’s coal mining and exploration activities in southern Mongolia. SouthGobi also commenced trading on the Main Board of the Hong Kong Stock Exchange (HK: 1878), the first Canadian mining company to have dual listings on the Hong Kong Stock Exchange and the Toronto Stock Exchange.

•	In November 2009, SouthGobi entered into a financing agreement with a wholly-owned subsidiary of China Investment Corporation for $500.0 million in the form of a secured, convertible debenture.

•	Ivanhoe Mines’ 81%-owned subsidiary, Ivanhoe Australia (IVA — ASX), discovered a new, high-grade molybdenum and rhenium deposit at its Merlin Project on its Cloncurry tenements in northwestern Queensland.

•	Ivanhoe Mines, through its 50% interest in Altynalmas Gold Ltd., is advancing the Kyzyl Gold Project in Kazakhstan, one of the world’s largest undeveloped gold projects. Altynalmas has completed 21,800 metres of a 39,000-metre deep-level drilling program that is intended to upgrade the mineral resource.

•	In 2009, Ivanhoe Mines incurred $177.1 million in exploration and development activities, compared to $250.6 million in 2008. In 2009, Ivanhoe Mines’ exploration activities were largely focused in Mongolia and Australia.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

INDEX

The MD&A is comprised of the following sections:

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

SELECTED ANNUAL FINANCIAL INFORMATION

This selected financial information is in accordance with U.S. GAAP as presented in the annual consolidated financial statements.

	Years Ended December 31,
	2009	2008	2007
	($ in millions of U.S. dollars, except per share information)

Revenue	$36.0	$3.1	$—
Exploration expenses	(177.1)	(250.6)	(299.4)
General and administrative	(45.8)	(27.5)	(27.1)
Foreign exchange gains (losses)	34.1	(62.9)	11.9
Gain on sale of long-term investment and note receivable	1.4	201.4	1.0
Change in fair value of embedded derivatives	(45.0)	—	—
Write-down of carrying value of investment held for sale	—	—	(134.3)
Write-down of carrying value of long-term investments	—	(7.1)	—
Write-down of carrying value of other long-term investments	—	(18.0)	(24.5)

Net loss from continuing operations	$(276.6)	$(208.4)	$(485.0)
Net (loss) income from discontinued operations	(3.6)	24.3	27.3

Net loss	$(280.2)	$(184.1)	$(457.7)

Net loss per share from continuing operations	$(0.71)	$(0.55)	$(1.29)
Net (loss) income per share from discontinued operations	(0.01)	0.06	0.07

Net loss per share	$(0.72)	$(0.49)	$(1.22)

Total assets	$1,534.7	$742.2	$530.2

Total long-term financial liabilities	$583.0	$354.4	$142.9

REVIEW OF OPERATIONS

Ivanhoe Mines is an international exploration and development company with activities concentrated in Central Asia and the Asia Pacific Region. The Company’s principal assets include:

•	The Oyu Tolgoi Copper and Gold Project in southern Mongolia, presently 100%-owned by Ivanhoe Mines. Ivanhoe Mines’ ownership will be reduced to 66% as Mongolia’s state-owned company, Erdenes MGL LLC (Erdenes), will acquire a 34% interest in the Oyu Tolgoi Project within 14 days of the approved Investment Agreement taking effect.

•	A 57% interest in SouthGobi Energy Resources, which is producing and selling coal from its Ovoot Tolgoi Mine in southern Mongolia to customers in China and is conducting ongoing exploration and development programs at several other Mongolian coal prospects.

•	An 81% interest in Ivanhoe Australia, which owns the Merlin Project, a high-grade molybdenum and rhenium deposit in Queensland, Australia. Ivanhoe Australia also is continuing to explore and advance its Iron-Oxide-Copper-Gold (IOCG) projects in the Cloncurry region.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

•	A 50% interest in Altynalmas Gold, which owns the Kyzyl Gold Project that hosts the Bakyrchik and Bolshevik Gold Deposits in Kazakhstan.

In 2009, Ivanhoe Mines recorded a net loss of $280.2 million (or $0.72 per share), compared to a net loss of $184.1 million (or $0.49 per share) in 2008, representing an increase of $96.1 million. Results for 2009 were mainly affected by $177.1 million in exploration expenses, $45.8 million in general and administrative expenses, $21.6 million in interest expense, $45.0 million in a change in fair value of embedded derivatives and $45.9 million in a share of losses of significantly influenced investees. These amounts were offset by coal revenue of $36.0 million and $34.1 million in mainly unrealized foreign exchange gains.

Exploration expenses of $177.1 million in 2009 decreased $73.5 million from $250.6 million in 2008. The exploration expenses included $130.9 million spent in Mongolia ($197.6 million in 2008), primarily for Oyu Tolgoi and Ovoot Tolgoi, and $41.5 million incurred by Ivanhoe Australia ($46.5 million in 2008). Exploration costs are charged to operations in the period incurred and often represent the bulk of Ivanhoe Mines’ operating loss for that period. Ivanhoe Mines expects to commence capitalizing Oyu Tolgoi development costs in the second quarter of 2010.

Ivanhoe Mines’ cash position, on a consolidated basis at December 31, 2009, was $965.8 million. As at March 31, 2010, Ivanhoe Mines’ current consolidated cash position is approximately $1.3 billion.

A.	EXPLORATION ACTIVITIES

In 2009, Ivanhoe Mines expensed $177.1 million in exploration and development activities, compared to $250.6 million in 2008. In 2009, Ivanhoe Mines’ exploration and development activities were largely focused in Mongolia and Australia.

Summary of exploration and development expenditures by location:

	Years Ended December 31,
	2009	2008
	(Stated in $000’s of dollars)

Mongolia
Oyu Tolgoi	$107,381	$155,999
Coal Division	21,499	35,006
Other Mongolia Exploration	2,004	6,560

	130,884	197,565
Australia	41,465	46,457
Indonesia	3,145	4,547
Other	1,568	2,022

	$177,062	$250,591

MONGOLIA

OYU TOLGOI COPPER-GOLD PROJECT

The Oyu Tolgoi Project is approximately 550 kilometres south of Ulaanbaatar and 80 kilometres north of the Mongolia-China border. Mineralization on the property consists of porphyry-style copper, gold and molybdenum contained in a linear structural trend (the Oyu Tolgoi Trend), with a strike length that extends over 20 kilometres. Mineral resources have been identified in a series of deposits throughout this trend. They include, from south to

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

north, the Heruga Deposit, the Southern Oyu deposits (Southwest Oyu, South Oyu, Wedge and Central Oyu), and the Hugo Dummett Deposit (Hugo South, Hugo North and Hugo North Extension). In March 2010, an updated Oyu Tolgoi Technical Report prepared by AMEC Minproc Limited (formerly GRD Minproc Limited) was released. This estimate can be found in the 2010 Annual Information Form on www.sedar.com.

In 2009, Ivanhoe Mines incurred exploration expenses of $107.4 million at Oyu Tolgoi, compared to the $156.0 million incurred in 2008. A significant portion of the 2009 expenditures was related directly to development work. Ivanhoe Mines expects to begin capitalizing Oyu Tolgoi development costs in the second quarter of 2010.

Rio Tinto increased its interest in Ivanhoe Mines to 22.4%

In March 2010, Ivanhoe Mines issued 15.0 million common shares to Rio Tinto at C$16.31 per share for total proceeds of C$244.7 million ($241.1 million). Ivanhoe Mines used C$198.2 million ($195.4 million) of the proceeds to purchase from Rio Tinto key mining and milling equipment to be installed during the construction of the Oyu Tolgoi Project. Ivanhoe Mines will use the balance of the proceeds, C$46.4 million ($45.7 million) to purchase additional equipment and for general corporate purposes. With this transaction, Rio Tinto has increased its ownership in Ivanhoe Mines from 19.6% to 22.4%.

In October 2009, Rio Tinto had also increased its ownership interest in Ivanhoe Mines when it completed Tranche 2 of the original October 2006 private placement financing — consisting of 46,304,473 Ivanhoe Mines shares at $8.38 per share — for proceeds to Ivanhoe Mines of $388.0 million. The financing increased Rio Tinto’s equity ownership at that time in Ivanhoe Mines from 9.9% to 19.7%. The proceeds of $388.0 million will be used to help build and commission the open-pit mine at Oyu Tolgoi and to advance development of the underground block-cave mine.

Under the current agreement with Ivanhoe Mines, Rio Tinto has rights to subscribe for common shares from Ivanhoe Mines’ representing up to 44.3% of Ivanhoe Mines and, during the next 19 months, Rio Tinto may increase this stake to a maximum of 46.6% through purchases on the open market.

Ivanhoe Mines and Rio Tinto signed long-term Investment Agreement with the Mongolian Government to build and operate Oyu Tolgoi

On October 6, 2009, Ivanhoe Mines, with its subsidiary, Oyu Tolgoi LLC (OT LLC)(formerly Ivanhoe Mines Mongolia Inc. LLC) and its strategic partner, Rio Tinto, signed and approved the long-awaited Investment Agreement with the Government of Mongolia. The agreement established a comprehensive framework for maintaining a stable tax and operating environment for the construction and operation of the Oyu Tolgoi Project. The signing, at a nationally-televised state ceremony, culminated nine years of exploration successes that have established Oyu Tolgoi as one of the world’s largest, undeveloped copper-gold porphyry projects, and nearly six years of negotiations with the Government of Mongolia for an Investment Agreement.

The Government will acquire a 34% interest in Oyu Tolgoi’s licence holder, OT LLC, and Ivanhoe Mines will retain a controlling 66% interest in OT LLC. Provisions of the Investment Agreement include protection of the parties’ investments in the Oyu Tolgoi Project, the amount and term of the parties’ investments in the Oyu Tolgoi Project, the right to realize the benefits of such investments, the conduct of mining with minimum environmental impact and progressive rehabilitation, the social and economic development of the South Gobi Region and the training and employment of thousands of new workers in Mongolia.

The Shareholders’ Agreement, which was also signed and approved on October 6, 2009, established the basis upon which the Government of Mongolia will, through its wholly-state-owned company, Erdenes MGL LLC (Erdenes), acquire and hold the initial 34% equity interest in OT LLC and provides for the respective rights and obligations of the parties as shareholders of OT LLC. The Shareholders’ Agreement also addresses the

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

circumstances and the requirements pursuant to which Ivanhoe Mines and Rio Tinto will arrange financing for Erdenes’ portion of the investment capital needed for the Project.

A 50-year assurance of stability

Given the extent of the mineral discoveries associated with the Oyu Tolgoi Project and the potential for additional discoveries, Ivanhoe Mines and the Government of Mongolia agreed that the approved Investment Agreement should conform with Mongolia’s current Minerals Law specifying that certain deposits of strategic importance qualify for 30 years of stabilized tax rates and regulatory provisions, with an option of extending the term of the Investment Agreement for an additional 20 years.

Major taxes and rates stabilized for the life of the Investment Agreement include: corporate income tax, customs duty, value-added tax; excise tax; royalties; exploration and mining licences; and immovable property and/or real estate tax.

OT LLC also will receive a 10% investment tax credit on all capital expenditures and investments made throughout the initial Oyu Tolgoi construction period. Any future taxes introduced will not be imposed on the Project unless future legislation is more favourable, in which case Ivanhoe Mines may request the more favourable treatment. If Mongolia enters a tax or bilateral treaty that provides greater benefits to the investor, Ivanhoe Mines may request the benefit of such law, regulation or treaty to help ensure that a stable taxation and operating environment is maintained. In addition, Ivanhoe Mines will have the opportunity to apply a favourable loss-carry-forward benefit to the Project as previously enacted into law by Parliament and clarified for application to the Project by the Investment Agreement.

The Mongolian Government will join Ivanhoe Mines and Rio Tinto as a partner in Oyu Tolgoi

Mongolia’s state-owned company, Erdenes, will acquire a 34% interest in the Oyu Tolgoi Project within 14 days of the approved Investment Agreement taking effect.

Noteworthy provisions of the approved Investment Agreement and Shareholders’ Agreement also include:

•	Ivanhoe Mines will arrange financing for the construction of Oyu Tolgoi within two years of the Investment Agreement taking effect. Production must begin within five years of financing being secured.

•	Ivanhoe Mines will fund the construction of the Oyu Tolgoi Project through loans and equity obtained during the construction and initial production periods. Ivanhoe Mines will receive loan repayments, redemption of equity, dividends and interest at a rate of 9.9% adjusted to the US CPI.

•	Erdenes is entitled to nominate three directors and Ivanhoe Mines will nominate six directors to the nine-member board of directors of OT LLC.

•	Ivanhoe Mines will nominate the management team that will be responsible for Oyu Tolgoi’s core operations. Management services payments will be received, based on capital and operating costs, through the construction period and after production begins.

•	The Government has the option to purchase an additional equity interest of 16% of OT LLC, at an agreed upon fair-market value, one year after the expiry of the initial 30-year term of the Investment Agreement and following the start of the permitted 20-year extension. If exercised, this additional equity interest would give the Government a total maximum interest of 50% of OT LLC for the remainder of the Oyu Tolgoi Project’s operational life. Ivanhoe Mines would continue to hold management rights over the project and hold a deciding vote at board and shareholder meetings.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

Procedural and administrative conditions have been satisfied

On March 31, 2010, the Mongolian Government confirmed that the procedural and administrative conditions contained in the Investment Agreement had been satisfied within the allocated six-month period that has followed the agreement’s official signing on October 6, 2009. The comprehensive Investment Agreement now has taken full legal effect.

Mongolian Government Treasury Bills purchased

On October 6, 2009, OT LLC agreed to purchase three Treasury Bills (T-Bills) from the Government of Mongolia, having an aggregate face value of $287.5 million, for the aggregate sum of $250 million. The annual rate of interest on the T-Bills is 3.0%. Each T-Bill will mature on the fifth anniversary from the date of its respective issuance.

•	The initial T-Bill, with a face-value of $115.0 million, was purchased on October 20, 2009. The purchase price was $100.0 million.

•	A second T-Bill, with a face value of $57.5 million, will be purchased for $50.0 million within 14 days of the satisfying of all conditions precedent of the Investment Agreement.

•	The final T-Bill, having a face value of $115.0 million, will be purchased for $100.0 million within 14 days of OT LLC fully drawing down the financing necessary to enable the complete construction of the Oyu Tolgoi Project, or June 30, 2011, whichever date is earlier.

Ivanhoe Mines acquires critical mining and milling equipment for the Oyu Tolgoi copper-gold complex in Mongolia

In March 2010, Ivanhoe Mines used $195.4 million of the $241.1 million of proceeds received from the issue of 15 million common shares to Rio Tinto to purchase from Rio Tinto key mining and milling equipment to be installed during the construction of the Oyu Tolgoi Project.

The equipment includes principal components for the 100,000-tonne-per-day Oyu Tolgoi phase-one copper-gold concentrator, including two large, 38-foot-diameter, semi-autogenous grinding (SAG) mills, four ball mills, re-grind mills, crushers, motors, gearless drives, conveyors and flotation cells. Also included is the hoist and major components for the sinking of Shaft #2 — the 10-metre-diameter, main production shaft for the underground block-cave mine at the Hugo North Deposit.

Much of the equipment originally was ordered by Ivanhoe Mines from various manufacturers while it was waiting for an Investment Agreement with the Government of Mongolia. Ivanhoe Mines subsequently transferred ownership of the equipment to Rio Tinto in August 2008 under an agreement between the companies. Additional equipment also was acquired by Rio Tinto directly from suppliers. At the time, Ivanhoe Mines required funds for the ongoing development of the Oyu Tolgoi Project. The equipment-sale agreement with Rio Tinto ensured that the procurement and delivery schedules for the critical, long-lead-time major mining and milling equipment were protected while Ivanhoe Mines and Rio Tinto worked with the Mongolian Government to conclude the mutually-acceptable, long-term Investment Agreement that was executed in October 2009.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

Ivanhoe Mines announces construction budget of US$758.0 million for development work in 2010 at Oyu Tolgoi

In late 2009, the joint Ivanhoe Mines-Rio Tinto Oyu Tolgoi Technical Committee conditionally approved a $758.0 million budget for 2010 to begin full-scale construction of Oyu Tolgoi. The budget for 2010 includes Ivanhoe Mines’ repurchase from Rio Tinto of major items of mining and milling equipment, as discussed in the preceding section.

The 2010 budget provides for an early start on a site-wide development program which is now expected to be implemented following the successful completion of the conditions precedent to the effectiveness of the Investment Agreement.

Work in 2010 is planned to include:

•	Resumption of the sinking of the 10-metre-diameter Shaft #2, which will be used to hoist ore to the surface from the deep, underground, copper-gold-rich Hugo Dummett Deposit.

•	Construction of a 97-metre-tall (approximately 31-storey), reinforced-concrete headframe for Shaft #2.

•	Pouring the concrete foundation for the 100,000-tonne-per-day concentrator and deliveries of building materials for the concentrator and infrastructure.

•	Installation of a 20-megawatt power station and 35-kilovolt distribution system.

•	Initial earthworks for the open-pit mine at the Southern Oyu deposits.

•	Continuation of lateral underground development off Shaft #1 at the Hugo Dummett Deposit.

•	Construction of a 105-kilometre highway link to the Mongolia-China border, which will be fully paved by the time production begins.

•	Construction of a regional airport, with a concrete runway to accommodate Boeing 737-sized aircraft.

2009 activities at Oyu Tolgoi

In 2009, the main focus for the Oyu Tolgoi Project was finalizing the Investment Agreement. Other activities included continuing detailed exploration, expanding underground lateral development and ensuring the engagement of key management for construction and operations.

The 1,385-metre Shaft #1 was completed in 2009 and is supporting the initial development program that is underway for the Hugo North underground block-cave mine. Lateral development continued in 2009 as planned, including the continuation of the ramp down toward crusher one. The South characterization drift was completed and cross-cut three also was developed through to align with the North characterization drift. The 2009 year-end development rate was 45% above plan, with 1,074 metres achieved. At the end of 2009, the underground contractor also moved from one shift to two shifts, which will allow for 24-hour operation.

Preparatory work also was completed for the establishment of a raise-bore ventilation hole at Shaft #1. Once completed in July 2011, future lateral development rates will increase by approximately 75% as this will allow the use of a second mining fleet.

In addition, surface works for the construction of Shaft #2 were completed in 2009.

Site earthworks were undertaken in preparation for the laying of the concentrator foundation. An initial 1,800-person construction camp has been built and the construction warehousing facility is nearing completion.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

By December 31, 2009, engineering for the concentrator facility was 75% complete and engineering for the required infrastructure was 50% complete.

Key management for construction and operations was engaged in 2009 and is in place in Mongolia in preparation for the start of full-scale construction.

Ivanhoe Mines has continued to advance mine planning and engineering. An updated integrated development plan for the Oyu Tolgoi Project based on the terms of the approved Investment Agreement is being prepared and will be incorporated into a technical report that is expected to support an estimate of underground reserves. The updated integrated development plan is being prepared for Ivanhoe Mines by Independent Engineers including several of the world’s foremost engineering, mining and environmental consultants, led by AMEC Minproc Limited and including Stantec (formerly McIntosh) Engineering.

Oyu Tolgoi Exploration

Oyu Tolgoi exploration continued on the area between Southwest Oyu and Heruga; Zeustm IP survey technology deployed in first full field test

During 2009, Ivanhoe Mines completed 20,024 metres of diamond drilling on the Oyu Tolgoi Project comprised of 17,060 metres completed in the area between Southwest Oyu and Heruga (the New Discovery Zone) and 2,964 metres completed in other parts of Oyu Tolgoi and the surrounding area. Average assay intercepts are shown below:

Average Assay Intercepts, New Discovery Zone Drilling
Hole	From	To	Interval	Au	Cu	Mo	CuEq
Number	(m)	(m)	(m)	(g/t)	(%)	(ppm)	(%)

OTD1487	1978	1994	16	0.1	1.65	38	1.73
	2028	2053.7	25.7	0.85	0.89	62	1.47
OTD1487A	1978	1994	16	0.09	1.55	38	1.63
	2028	2126	98	0.96	0.88	115	1.56
	2258	2336.3 (EOH)	78.3	2.13	0.82	126	2.24
	1978	2336.3	358.3	0.85	0.54	66	1.12
OTD1495A	2034	2314	280	0.06	0.84	13	0.88
	2330	2377.2 (EOH)	47.2	0.10	1.32	8	1.39
	2034	2377.2 (EOH)	343.2	0.06	0.87	12	0.91
OTD1498A	1978	2100	122	0.05	0.42	54	0.48
	2240	2318	78	0.07	0.61	12	0.66
	2346	2418	72	0.07	0.44	41	0.51
OTD1500	1800	1910	110	0.17	0.44	189	0.65
OTD1500A		in progress
OTD1501		in progress

Copper equivalencies were calculated using the following metal prices and formula.
(Au = US$650/oz, Cu=US$1.35/lb, Mo=US$10/lb).
[CuEq=Cu%+((Aug/t*18.98)+(Moppm*0.01586))/29.76]

The holes drilled in the New Discovery Zone are in five northwest-southeast-oriented sections 500 metres apart. Of the holes drilled, only two have been successful so far in intersecting copper and gold mineralization, OTD1487/OTD1487A completed in 2008 and OTD1495A completed in September 2009. Together, these two

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

holes, in sections 1.5 kilometres apart, emphasize the importance of the zone. The mineralization at Far South is rich in bornite and appears to be very similar to that in the Hugo Dummett Deposit.

Of the other holes drilled, four holes (OTD1487C, OTD1487D, OTD1492 and OTD1496) targeted induced polarization (IP) anomalies. All were terminated after intersecting a major north-northeast-oriented fault, thought to be an extension of the West Bat Fault that terminates the western side of the Hugo Dummett deposit. Minor sulfides near the fault are thought to explain the IP. Four other holes (OTD1493, OTD1493A, OTD1495 and OTD1498) reached the top of the mineralized zone but were lost due to drilling difficulties. Two other holes in the northern-most section drilled (OTD1497 and OTD1499) hit a major fault, with OTD1499 reaching the top of the mineralized section before being faulted off.

Ivanhoe Mines and GoviEx Gold entered into an agreement to inaugurate the proprietary Zeustm high-power technology at Oyu Tolgoi in an expanded, gradient array IP survey to test the full extent, on strike and at depth, of the Oyu Tolgoi copper and gold mineralized trend. To the end of 2009, part of the Oyu Tolgoi trend, extending from the southern end of the Heruga Deposit to the northern end of the Hugo Dummett Deposit has been surveyed. Follow-up drilling targeting the deep IP anomalies defined by the Zeus technology is continuing.

Geological mapping during 2009 focused on the southern end of the Oyu Tolgoi trend and the Javhalaad group of licences further south. This mapping showed that the Oyu Tolgoi trend probably curves to the south west at the southern end of Heruga and is cut by an east-west-trending belt of younger granites.

Follow up of IP anomalies on the previously postulated, linear southern continuation of the Oyu Tolgoi trend suggests that the anomalies are not related to Oyu Tolgoi porphyry-style targets. Geological mapping, ground magnetometer surveying, Zeus IP surveying and the drilling of a single, 1,452-metre drill hole (JUD010) on one anomaly showed that carboniferous rocks are 450 metres or more thick in this area and no Devonian host rocks have been found yet.

Ivanhoe Mines files updated Oyu Tolgoi Technical Report

In the Oyu Tolgoi Technical Report, filed on March 31, 2010, on www.sedar.com, a consolidated resource estimate for the Oyu Tolgoi Property is reported as follows:

Total Oyu Tolgoi Project Mineral Resources March 2010(1)(2)
(based on a 0.60% copper equivalent (CuEq) cut-off)

						Contained Metal(4)
Resource		Cu	Au	Mo	CuEq(3)	Cu	Au	CuEq(3)
Category	Tonnes	(%)	(g/t)	(ppm)	(%)	(‘000 lbs)	(ounces)	(‘000 lbs)

Measured	101,590,000	0.64	1.10	—	1.34	1,430,000	3,590,000	3,000,000
Indicated	1,285,840,000	1.38	0.42	—	1.65	39,120,000	17,360,000	46,770,000
Measured + Indicated	1,387,430,000	1.33	0.47	—	1.63	40,680,000	20,970,000	49,860,000
Inferred	2,367,130,000	0.78	0.33	50	1.02	40,610,000	25,390,000	53,280,000

Notes:

(1)	Resource classifications conform to CIM Standards on Mineral Resources and Reserves referred to in National Instrument 43-101. Mineral Resources that are not Reserves do not have demonstrated economic viability. Measured and Indicated Resources are that part of a mineral resource for which quantity and grade can be estimated with a level of confidence sufficient to allow the application of technical and economic parameters to support mine planning and evaluation of the economic viability of the project. An Inferred Resource is that part

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

of a mineral resource for which quantity and grade can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity.

(2)	This table includes estimated resources on the Hugo North Extension Deposit and the Heruga Deposit. These deposits are located on mineral licences owned by Entrée but subject to the Entrée Joint Venture. These resources consist of indicated resources of 117,000,000 tonnes grading 1.8% copper and 0.61 g/t gold and inferred resources of 910,000,000 tonnes grading 0.48% copper and 0.49 g/t gold and a 141 ppm molybdenum at a 0.6% cut-off grade on the combined Hugo North Extension and Heruga Deposits.

(3)	CuEq has been calculated using assumed metal prices ($1.35/lb. for copper and $650/oz for gold and $10/lb for molybdenum);%CuEq. = Cu+((Au*18.98)+(Mo*0.01586))/29.76. Mo grades outside of Heruga are assumed to be zero for CuEq calculations. The equivalence formula was calculated assuming that gold and molybdenum recovery was 91% and copper recovery was 72%.

(4)	The contained gold and copper represent estimated contained metal in the ground and have not been adjusted for the metallurgical recoveries of gold and copper. Differences in measured and indicated totals relate to rounding associated with tonnes and grade.

The estimates were based on 3D block models utilizing commercial mine planning software (MineSite®). Industry-accepted methods were used to create interpolation domains; these domains were based upon mineralization and geology. Grade estimation was performed by ordinary kriging. A separate resource model was prepared for each of the deposits. Only hypogene mineralization was estimated, with the exception of a zone of supergene mineralization at Central Oyu. The estimation plans, or sets of parameters used for estimating blocks, were designed using a philosophy of restricting the number of samples for local estimation, as it was found to be an effective method of reducing smoothing and producing estimates that match the Discrete Gaussian change-of-support model and ultimately the actual recovered grade-tonnage distributions.

Modelling consisted of grade interpolation by ordinary kriging. Only capped grades were interpolated in the Southern Oyu and Hugo South deposits. Nearest neighbour grades were interpolated for validation purposes. For copper and gold, on all deposits except Hugo South, an outlier restriction was used to control the effect of high-grade composites. In the Southern Oyu deposits, resource grades also were adjusted to reflect likely occurrences of internal and contact dilution from unmineralized post-mineral dykes. Validation procedures included Discrete Gaussian change-of-support method, comparisons using a nearest neighbour model and visual checks.

The base case CuEq cut-off grade assumptions for each deposit were determined using cut-off grades applicable to mining operations exploiting similar deposits.

MONGOLIA

COAL PROJECTS

SOUTHGOBI ENERGY RESOURCES (57% owned)

Toronto Stock Exchange and Hong Kong Stock Exchange listing; global equity offering raised C$459.0 million

On December 3, 2009, SouthGobi began trading on the Toronto Stock Exchange which replaced its initial listing on the TSX Venture Exchange (TSX: SGQ).

On January 29, 2010, SouthGobi closed a global equity offering of 27.0 million common shares at a price of C$17.00 per common share, for gross proceeds of C$459.0 million. The proceeds of the offering will be used to expand SouthGobi’s coal mining and exploration activities in southern Mongolia and for general corporate purposes.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

In conjunction with the closing of the global equity offering, SouthGobi commenced trading on the Main Board of the Hong Kong Stock Exchange (HK: 1878). SouthGobi is the first Canadian mining company to have dual listings on the Hong Kong Stock Exchange and the Toronto Stock Exchange.

SouthGobi secured $500.0 million convertible debenture financing from China Investment Corporation

In November 2009, SouthGobi entered into a financing agreement with a wholly-owned subsidiary of China Investment Corporation (CIC) for $500.0 million in the form of a secured, convertible debenture bearing interest at 8.0% (6.4% payable in cash and 1.6% payable in SouthGobi shares, where the number of shares to be issued is calculated based on the 50-day volume-weighted average price (VWAP)), with a maximum term of 30 years. The financing primarily will support the accelerated investment program in Mongolia and up to $120.0 million of the financing also may be used for working capital, repayment of debt due on funding, general and administrative expenses and other general corporate purposes.

The conversion price is set as the lower of C$11.88 or the 50-day VWAP at the date of conversion, with a floor price of C$8.88 per share.

SouthGobi and CIC each have various rights to call conversion of the debenture into common shares. CIC has the right to convert the debenture, in whole or in part, into common shares 12 months after the date of issue. SouthGobi has the right to call for the conversion of up to $250.0 million of the debenture on the earlier of 24 months after the issue date, if the conversion price is greater than C$10.66, or upon SouthGobi achieving a public float of 25% of its common shares under certain agreed circumstances, if the conversion price is greater than C$10.66.

After five years from the issuance date, at any time that the conversion price is greater than C$10.66, SouthGobi will be entitled to require conversion of the outstanding convertible debenture in whole or in part, into common shares at the conversion price.

On March 29, 2010, CIC, at SouthGobi’s request, converted $250.0 million of its convertible debenture into common shares of SouthGobi at a conversion price of C$11.88 per share. As a result of the conversion, Ivanhoe Mines’ ownership interest in SouthGobi was reduced to approximately 57%.

Expansion planned for SouthGobi’s Ovoot Tolgoi coal mine

SouthGobi is producing and selling coal at its Ovoot Tolgoi Project in Mongolia’s South Gobi Region, 40 kilometres north of the Shivee Khuren-Ceke crossing at the Mongolia-China border.

During early 2009, SouthGobi and other regional coal exporters, experienced difficulties expediting coal shipments across the Mongolia-China border due to sporadic openings at the Shivee Khuren-Ceke crossing. In January 2009, SouthGobi curtailed production to preserve cash and to manage stockpiles. By the end of Q2’09, the operating hours at the border crossing had increased to 11 hours a day, six days a week, enabling SouthGobi to increase its coal sales and draw down its coal stockpiles. With the increasing sales and reductions in its coal inventory, SouthGobi resumed non-stop mining operations effective July 1, 2009.

To increase the amount of coal traffic across the border Chinese and Mongolian authorities agreed in July 2009 to create a designated coal transportation corridor at the Shivee Khuren-Ceke border crossing. This facility is under construction and is expected to be operational in 2010. When completed, it will permit coal to be transported across the border through three corridors that are separate from other, non-coal, border traffic. SouthGobi believes that these improvements in the border crossing capacity will allow SouthGobi to continue to substantially increase the amount of coal shipped into China.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

The Ovoot Tolgoi Mine’s proximity to the Shivee Khuren-Ceke border crossing allows SouthGobi’s customers to transport coal by truck on an unpaved road from the minesite to China. SouthGobi is studying the feasibility of building additional road infrastructure from the Ovoot Tolgoi complex to the Mongolia-China border.

A north-south railway line in China already connects Ceke with Jiayuguan City in Gansu Province and with the interior of China. Another east-west railway line from Ceke to Linhe, an industrial city in China’s eastern Inner Mongolia, is expected to be operational in 2010. This line is expected to have an initial transportation capacity of approximately 15 million tonnes per year, later increasing to 25 million tonnes per year. Coal could be shipped along this line to Baotou and to ports further to the east, on China’s Bohai Gulf.

In 2009, SouthGobi shipped approximately 1.3 million tonnes of coal at an average realized selling price of approximately $29 per tonne. This compares to 0.1 million tonnes of coal shipped in 2008 at an average realized selling price of $29 per tonne. This resulted in $36.0 million of revenue being recognized in 2009, compared to $3.1 million in 2008.

Cost of sales was $29.4 million in 2009, compared to $2.2 million for 2008. The increase in cost of sales relates to the higher sales volume in 2009. In 2008, sales were completed only in Q4’08, compared to a full year of sales in 2009. Cost of sales is comprised of the cost of the product sold, mine administration costs, equipment depreciation, depletion of stripping costs and stock-based compensation costs.

In 2008, SouthGobi purchased a second fleet of coal-mining equipment, with some equipment commissioned in Q4’09 and the remaining equipment scheduled to be commissioned in Q2’10. The new shovel/truck mining fleet consists of a Liebherr 996 hydraulic excavator with a 34-cubic-metre bucket and four Terex MT4400 218-tonne-capacity trucks. The new fleet will supplement the existing mine fleet, which consists of a Liebherr 994 hydraulic excavator with a 13.5-cubic-metre bucket and seven Terex TR100 91-tonne-capacity trucks.

Additional equipment will be required as production at the mine expands, including larger hydraulic shovels, larger dump trucks, bulldozers and graders. SouthGobi has entered into an agreement for a third fleet that will be delivered in mid-2010, with an additional fourth fleet likely to be ordered for 2011. The larger equipment will increase productivity. However, SouthGobi will continue to employ the smaller initial fleet in areas of thinner seams and to supplement the larger equipment.

Ovoot Tolgoi updated resources and reserves

On March 31, 2010, Ivanhoe Mines filed an updated Technical Report on the Ovoot Tolgoi property on www.sedar.com. The independent estimate prepared by Norwest Corporation (Norwest) calculated 114.1 million tonnes of Proven and Probable open-pit coal reserves at July 1, 2009.

Total Surface and Underground Coal Resource Summary as of June 1, 2009

SouthGobi also received an updated, independent NI 43-101-compliant resource estimate for the Ovoot Tolgoi Complex, prepared by Norwest.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

The Ovoot Tolgoi surface and underground resources contain measured plus indicated coal resources of 249.8 million tonnes, with an additional inferred coal resource of 33.5 million tonnes as at June 1, 2009.

				In-Place Resources
		Resource Limits		(million tonnes)
Area	Type	Depth (metres)	ASTM Group	Measured	Indicated	Inferred

Sunrise Field	Surface	Surface to 250m	hvB to hvA	53.8	15.7	4.9
Sunset Field	Surface	Surface to 250m	hvB to hvA	82.1	19.4	8.1

Sub-Total				135.9	35.1	13.0

Sunrise Field	Underground	250m to 600m	hvB to hvA	11.2	5.2	11.2
Sunset Field	Underground	250m to 600m	hvB to hvA	34.6	27.8	9.3

Sub-Total				45.8	33.0	20.5

Total				181.7	68.1	33.5

Ovoot Tolgoi resources are found in two different resource areas, referred to as the Sunrise and Sunset Fields (formerly the South-East and West Fields, respectively).

AUSTRALIA

IVANHOE AUSTRALIA (81% owned)

Ivanhoe Australia incurred exploration expenses of $41.5 million in 2009, compared to $46.5 million in 2008. The decrease was due to Ivanhoe Australia’s concentrated focus on the Merlin project and a decrease in its greenfields exploration during the global financial crisis.

Ivanhoe Australia’s key projects, all situated on granted Mining Leases, are Merlin, Mount Dore and Mount Elliott. During 2009, drilling was focused on the Merlin infill drilling, exploration drilling testing the geochemical anomalies extending six kilometres north of Merlin, and at Lanham’s Shaft, where copper previously had been mined on a small-scale.

Ivanhoe Australia also holds significant equity stakes in, and joint-venture agreements with, Emmerson Resources Limited (Emmerson) and Exco Resources Limited (Exco).

Merlin molybdenum and rhenium

The Merlin discovery area now has been tested by 190 drill holes; assay results are complete for 174 of these holes, including some historical holes that have been re-assayed for molybdenum and rhenium. On March 31, 2010, Ivanhoe Australia released a scoping study on the Merlin Deposit.

Merlin is the lower-most mineralized zone in the Mount Dore Deposit starting near the surface and dipping east at between 45 and 55 degrees. To date, the deposit has been intersected to approximately 500 metres down-dip. Merlin has an average true thickness of approximately 20 metres. Mineralization has been found over a strike length of 1,300 metres in step-out holes; however, the mineralization thins to the north, where it also is noted that the copper, zinc and gold content increases.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

Drilling down-dip to the east has indicated that the molybdenum mineralization continues at depth. This has yet to be followed down-dip further to the east as the focus for drilling during Q4’09 was on infill drilling to maximize the indicated resources and to further define the high-grade Little Wizard Zone.

Initial metallurgical design testwork has demonstrated that the molybdenum and rhenium can be readily floated with high recovery into a bulk concentrate. Samples have been selected to allow full testing throughout the orebody. These samples are with laboratories in the United States for variability flotation tests covering all styles of molybdenum mineralization within the known Merlin Zone.

The initial design studies and cost estimates for decline access and mining of Merlin were completed during the year. The final design of the exploration phase of the decline is underway and selection of the final decline path requires completion of the geotechnical investigation. A tender process to select the mining contractor for the exploratory phase of the Merlin decline was completed and a preferred contractor selected. The final award of the exploration decline contract is subject to approval of the Ivanhoe Australia Board.

Mount Dore Deposit

Drill holes testing the Merlin Project also tested the Mount Dore oxide, transitional and primary sulphides zones. The results demonstrated the continuity of these polymetallic zones.

Work continued on the Mount Dore solvent extraction-electrowinning scoping study and preliminary plant designs were received from contractors in December 2009. Column leach results have been received for six columns; two remained under leach at year end. To date, all -12 mm crush columns have yielded recoveries of more than 90% for copper. Sequential copper leach data is awaited on all holes through the oxide and transition zone to accurately determine boundaries to mineralization. The resources will be re-estimated and open pit optimization commenced once this data is available.

Mount Elliott Project

The Mount Elliott project hosts three principal zones of copper-gold mineralization: Mount Elliott, SWAN and SWELL. Mineralization primarily is hosted in banded and brecciated calc-silicates and is associated with albite-pyroxene-magnetite-chalcopyrite-pyrite alteration.

The results received during Q1’09 highlighted the strong east-west axis of the higher-grade SWAN mineralization and have now connected the SWAN and SWELL bodies just west of the Mount Elliott mine. The SWAN zone now appears to be rolling under the Mount Elliott mine into untested areas.

Metallurgical test work to date has shown the primary chalcopyrite ore zone to yield very high copper and gold recoveries under a simple flotation regime. Sequential copper leach data from the shallow drill program undertaken during 2009 aims to identify zones of more-difficult-to-treat oxide ore near the surface. Assay results are pending.

Emmerson shareholding and joint-venture agreement

In April 2009, Ivanhoe Australia purchased an initial 10% equity stake in Emmerson, with the opportunity to increase this to 19.9%. Ivanhoe Australia also entered into a joint-venture agreement covering all of Emmerson’s tenements in the Tennant Creek Mineral Field (TCMF), in the Northern Territory. Ivanhoe Australia will spend A$18 million over three years to earn a 51% equity interest in the joint venture, which could increase to 70% in particular projects if certain Mineral Resource thresholds are met.

Emmerson is an Australian mineral exploration company listed on the Australian Stock Exchange. Emmerson’s gold rich tenements in the TCMF cover approximately 2,700 square kilometres.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

Exploration undertaken by Emmerson to date has indicated the presence of deep IOCG-style targets.

Exco shareholding and joint venture agreement

Ivanhoe Australia has a 20.2% interest in Exco and a joint venture agreement on various Exco tenements. Exco is an Australian mineral exploration company listed on the Australian Stock Exchange. Exco holds extensive exploration tenements in the Cloncurry copper, uranium and gold region in northwest Queensland and the White Dam gold project in South Australia.

During 2009, Exco focused on advancing the White Dam project. Exco secured funding for the White Dam project in September 2009 and construction began in October 2009. White Dam remains on track for first gold production in Q2’10.

Regional exploration

Ivanhoe Australia holds 13 Exploration Permits for Minerals (EPMs) and 20 Mining Leases (MLs) covering a total of 1,523 square kilometres, in the Cloncurry area. Ivanhoe Australia also has 12 EPM applications in process, covering 1,548 square kilometres. Exploration drilling in 2009 included 9,369 metres of reverse-circulation drilling on 13 prospects, as well as 13,136 metres of diamond drilling on 13 prospects. Drilling on Ivanhoe Australia’s tenements in 2009 focused on brownfields exploration between Merlin and Metal Ridge North, as well as on the Elana M trend in the northeastern portions of the tenements that include Lanham’s Shaft, Barnes Shaft and Triga.

KAZAKHSTAN

Kyzyl Gold Project (50% owned)

In March 2010, Ivanhoe Mines increased its interest from 49% to 50% in Altynalmas Gold, the company that holds 100% ownership of the Kyzyl Gold Project. Ivanhoe Mines and its strategic partner will proceed to advance the project under the Altynalmas Gold umbrella.

During 2009, Altynalmas Gold established that single-stage roasting was not to be a long-term technology solution for the Kyzyl Gold Project that hosts the Bakyrchik and Bolshevik gold deposits. Altynalmas Gold has engaged consultants to undertake laboratory bench-scale and pilot test work using a fluidized-bed roasting technology. This technology involves two stages: a reductive first stage, followed by an oxidative second stage. Whereas the reductive first stage volatizes and drives off arsenic, the oxidative stage oxidizes sulphur and carbon. Following the completion of the pilot test work, Altynalmas Gold believes that gold recoveries of up to 90% can be realized in a commercial-scale plant using this technology.

In September 2009, Altynalmas Gold commenced a 39,000-metre deep-level drilling program at the Bakyrchik Deposit intended to upgrade the present mineral resource for inclusion in the pre-feasibility study and follow on feasibility study. This drilling program is expected to be completed by April 2011. At the end of March 2010, 21,800 metres of drilling was completed. Following sample preparation, samples are to be sent to Canada for assaying. Initial assay results are expected in April 2010. The drill work undertaken to date confirms the thickness and extent of known mineralization.

Altynalmas Gold recorded an impairment against the carrying value of the Demonstration Roaster Plant that was built to assess the validity of single-stage roasting, using a rotary kiln. In April 2009, the decision was made to shut down the Demonstration Roaster Plant due to poor gold recoveries that were being achieved. Included in Ivanhoe Mines’ share of equity loss for Altynalmas of $44.7 million is an amount of $28.3 million in relation to this impairment. Altynalmas Gold plans to use the Demonstration Roaster Plant to treat surface stockpiles.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

OTHER EXPLORATION

Ivanhoe Mines has active exploration programs in China, Indonesia and the Philippines. These programs principally have been conducted through joint ventures and are focused on orogenic gold, porphyry-related copper-gold, epithermal vein and breccia-hosted gold-silver and copper deposits. Exploration has involved detailed data reviews, field traverses and systematic rock chip and channel sampling of all properties, trenching and in some cases scout diamond drilling. In addition, Ivanhoe Mines conducted detailed reviews of projects and prospective belts in Canada and South America. Work in all these regions will continue in 2010.

B.	DISCONTINUED OPERATIONS

This category is comprised of Ivanhoe Mines’ discontinued operations of the Savage River iron ore mine in Tasmania, Australia, and SouthGobi’s discontinued Mamahak coal project in Indonesia.

Savage River, Tasmania, Australia

In February 2005, Ivanhoe Mines sold its Savage River mining operations in Tasmania, Australia, for two initial cash payments totalling $21.5 million, plus a series of five contingent, annual payments that commenced on March 31, 2006.

The first contingent annual payment of $28.2 million was received by Ivanhoe Mines in 2006, the second contingent annual payment of $20.3 million was received in 2007 and the third contingent annual payment of $29.2 million was received in 2008.

On April 1, 2009, Ivanhoe Mines received an amount of $37.0 million in relation to the fourth annual contingent payment and a further $1.7 million was received in Q3’09.

To date, Ivanhoe Mines has received $137.9 million in proceeds from the sale of Savage River.

At December 31, 2009, Ivanhoe Mines had accrued a $20.9 million receivable in relation to the fifth contingent annual payment due in March 2010. This amount is calculated based upon the actual tonnes of iron ore sold during the nine-month period ended December 31, 2009, and the escalating price formula.

Mamahak Project, Indonesia

During 2009, as SouthGobi progressed with efforts to prepare for the mining and shipment of the targeted 30,000-tonne trial cargo from its Mamahak Deposit in Indonesia, SouthGobi became aware of the requirement for additional capital expenditure beyond what originally had been budgeted to develop the project. After reviewing the project expenditures and related budgets, SouthGobi suspended further development works at Mamahak pending a detailed operational review and analysis. As a result of the suspension, SouthGobi recorded an impairment of $23.3 million for the Mamahak Project in Q3’09.

In December 2009, SouthGobi sold its 85% interest in the Mamahak Deposit to Kangaroo Resources Limited (Kangaroo), an Australian mining company, for consideration comprising US$1.0 million in cash and 50 million shares of Kangaroo.

The divestment of its 85% interest in the Mamahak Project will enable SouthGobi to focus on its Mongolian coal operations and projects.

C.	ADMINISTRATIVE AND OTHER

General and administrative costs.  Administrative costs in 2009 were $45.8 million, an increase of $18.3 million from 2008 ($27.5 million). The increase includes an additional $5.2 million non-cash stock

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

compensation expense related mainly to options granted during 2009, an additional $2.0 million in travel costs and an increase of $7.7 million in general consulting costs.

Interest income.  Interest income in 2009 of $3.6 million was $9.6 million less than 2008 ($13.2 million) primarily due to significantly lower interest rates being achieved in 2009.

Interest expense.  Interest expense in 2009 of $21.6 million was $4.0 million more than 2008 ($17.6 million) due to $4.7 million in interest being incurred by SouthGobi on the November 2009 convertible debenture issued to CIC. Ivanhoe Mines incurred $16.2 million in interest on its convertible credit facility with Rio Tinto (2008: $17.1 million)

Foreign exchange gain.  The $34.1 million foreign exchange gain during 2009 was mainly attributable to the strengthening of the Canadian and Australian dollars against the U.S. dollar during the year. The majority of this foreign exchange gain was unrealized at December 31, 2009.

Share of loss on significantly influenced investees.  The $45.9 million share of loss on significant influenced investees in 2009 represents Ivanhoe Mines’ share of Exco’s ($1.2 million) and Altynalmas Gold’s net loss ($44.7 million). Ivanhoe Mines share of loss on significantly influenced investees in 2008 was $10.1 million.

Change in fair value of embedded derivatives in convertible debenture.  The $45.0 million change in fair value of embedded derivatives in convertible debenture relates to the SouthGobi convertible debenture issued to CIC in November 2009. The conversion features are considered embedded derivative liabilities that must be recorded at their fair value upon initial measurement and revalued at each subsequent reporting period.

SELECTED QUARTERLY DATA

	Quarter Ended
	Dec-31	Sep-30	Jun-30	Mar-31
	2009	2009	2009	2009
	($ in millions of dollars, except per share information)

Revenue	$9.9	$11.9	$10.7	$3.5
Exploration expenses	(67.2)	(40.6)	(35.2)	(34.1)
General and administrative	(15.0)	(12.5)	(10.5)	(7.8)
Foreign exchange gains (losses)	2.2	19.5	21.7	(9.3)
Change in fair value of embedded derivatives	(45.0)	—	—	—
Gain on sale of long-term investments	—	1.4	—	—
Net (loss) income from continuing operations	(138.7)	(47.5)	(27.0)	(63.4)
Income (loss) from discontinued operations	9.2	(22.3)	2.1	7.4
Net (loss) income	(129.5)	(69.8)	(24.9)	(56.0)
Net (loss) income per share — basic
Continuing operations	$(0.35)	$(0.12)	$(0.07)	$(0.17)
Discontinued operations	$0.03	$(0.06)	$0.00	$0.02
Total	$(0.32)	$(0.18)	$(0.07)	$(0.15)
Net (loss) income per share — diluted
Continuing operations	$(0.35)	$(0.12)	$(0.07)	$(0.17)
Discontinued operations	$0.03	$(0.06)	$0.00	$0.02
Total	$(0.32)	$(0.18)	$(0.07)	$(0.15)

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

	Quarter Ended
	Dec-31	Sep-30	Jun-30	Mar-31
	2008	2008	2008	2008

Revenue	$3.1	$—	$—	$—
Exploration expenses	(73.0)	(56.8)	(66.0)	(54.8)
General and administrative	(8.1)	(5.1)	(7.5)	(6.8)
Foreign exchange (losses) gains	(40.6)	(20.0)	(1.0)	(1.3)
Writedown of other long-term investments	(18.0)	—	—	—
Gain on sale of long-term investments	—	—	201.4	—
Net (loss) income from continuing operations	(165.0)	(95.8)	119.6	(67.1)
Income from discontinued operations	5.0	7.8	7.9	3.5
Net (loss) income	(160.0)	(88.0)	127.5	(63.6)
Net (loss) income per share — basic
Continuing operations	$(0.44)	$(0.25)	$0.32	$(0.18)
Discontinued operations	$0.01	$0.02	$0.02	$0.01
Total	$(0.43)	$(0.23)	$0.34	$(0.17)
Net (loss) income per share — diluted
Continuing operations	$(0.44)	$(0.25)	$0.29	$(0.18)
Discontinued operations	$0.01	$0.02	$0.02	$0.01
Total	$(0.43)	$(0.23)	$0.31	$(0.17)

FOURTH QUARTER

Revenue.  In Q4’09, SouthGobi recognized $9.9 million in coal revenue, compared to $3.1 million in 2008. SouthGobi shipped approximately 359,000 tonnes of coal in Q4’09 at an average realized selling price of approximately $29 per tonne, compared to 113,000 tonnes of coal in Q4’08 at an average realized selling price of approximately $29 per tonne.

Exploration.  In Q4’09, Ivanhoe Mines expensed $67.2 million in exploration and development activities, compared to $73.0 million in Q4’08. The majority of the $67.2 million was spent on the Mongolian properties ($50.7 million in Q4’09, compared to $62.1 million in Q4’08). Approximately $42.3 million was spent on the Oyu Tolgoi Project, $7.4 million was spent on SouthGobi’s Mongolian coal projects and $15.1 million was spent by Ivanhoe Australia.

Administrative costs.  Administrative costs in Q4’09 were $15.0 million, an increase of $6.9 million from Q4’08 ($8.1 million). The increase was due to a $1.4 million increase in non-cash stock based compensation related mainly to options granted during Q4’09 and a general increase in travel, salaries and consulting costs.

Foreign exchange gain.  The $2.1 million foreign exchange gain during Q4’09 was attributable to the strengthening of the Canadian and Australian dollars against the U.S. dollar. The majority of this foreign exchange gain was unrealized at December 31, 2009.

Change in fair value of embedded derivatives in convertible debenture.  The $45.0 million change in fair value of embedded derivatives in convertible debenture relates to the SouthGobi convertible debenture issued to CIC in November 2009. The conversion features are considered embedded derivative liabilities that must be recorded at their fair value upon initial measurement and revalued at each subsequent reporting period.

Writedown of other long-term investments.  The $18.0 million write-down of other long-term investments in Q4’08 represents the additional impairment recorded on the Company’s Long-term Notes.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

LIQUIDITY AND CAPITAL RESOURCES

Cash Flow

Operating activities.  The $183.3 million of cash used in operating activities in 2009 primarily was the result of $155.1 million in cash exploration expenditures, a $7.5 million change in non-cash operating working capital and $19.2 million of cash used in discontinued operations.

Investing activities.  The $190.3 million of cash used in investing activities in 2009 included $15.0 million purchased in short-term investments, $30.4 million in long-term investments and $147.5 million purchased in other long-term investments. The $147.5 million of other long-term investments purchased consisted mainly of the $100.0 million Mongolian Treasury Bill purchased by OT LLC and $47.5 million in long-term money market instruments purchased by SouthGobi. There also was $39.0 million used in property, plant and equipment purchases mainly relating to Ovoot Tolgoi. These outflows were slightly offset by the receipt of $38.7 million as part of the fourth annual payment from the sale of the Savage River operation.

Financing activities.  The $912.6 million in cash provided by financing activities was mainly attributable to $388.0 million received from the exercise by Rio Tinto of Tranche 2 of the 2006 Private Placement, $485.0 million raised by SouthGobi upon issue of the convertible debenture to CIC and $37.6 million drawn down from credit facilities.

Liquidity and Capital Resources

At December 31, 2009, Ivanhoe Mines’ consolidated working capital was $597.9 million, including cash and cash equivalents of $965.8 million, compared with working capital of $401.9 million and cash and cash equivalents of $384.1 million at December 31, 2008. Included in the December 31, 2009, cash and cash equivalents balance of $965.8 million was $357.3 million of SouthGobi’s cash and cash equivalents and $10.6 million of Ivanhoe Australia’s cash and cash equivalents, which were not available for the Company’s use.

As at March 31, 2009, Ivanhoe Mines’ current consolidated cash position was approximately $1.3 billion. Ivanhoe Mines, based on its current cash position, believes that its existing funds should be sufficient to fund its minimum obligations, including general corporate activities, for at least the next 12 months.

Ivanhoe Mines is advancing its financing plan for the Oyu Tolgoi Project. Ivanhoe Mines’ current consolidated cash position, together with the future proceeds from the expected exercise by Rio Tinto of its Ivanhoe Mines warrants and rights, for a total of $1.2 billion, will provide the foundation for the funding of the Oyu Tolgoi Project.

In January 2010, Ivanhoe Mines announced that it had retained leading global investment banking firm Citi and independent mining sector specialist Hatch Corporate Finance (Hatch) to evaluate and advise the Company on a range of strategic options to further enhance shareholder value. Citi and Hatch will assist the Company’s management to evaluate a range of options during the coming months. Options include, but are not limited to, potential debt/equity offerings, a credit facility, the sale of subsidiaries, equity investments, project financing and/or various corporate transactions. No specific transaction is being considered at this time.

Ivanhoe Mines has begun to assess the availability of debt financing for the development of Oyu Tolgoi. Discussions are being held with potential project lenders with the intention of raising funds in 2010. Based on that review, the Company believes that the remaining funding requirements for the Project can be fulfilled primarily through debt. Numerous sovereign-wealth funds, international banks and multilateral agencies have made unsolicited approaches to Ivanhoe Mines and expressed direct interest in participating in project financing arrangements.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

Financial Instruments

Ivanhoe Mines’ financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable, long-term investments, other long-term investments, accounts payable, amounts due under credit facilities and convertible credit facilities.

The fair value of Ivanhoe Mines’ long-term investments was determined by reference to published market quotations, which may not be reflective of future values.

The fair value of Ivanhoe Mines’ other long-term investments, consisting of the Long-Term Notes, the Mongolian Treasury Bill and long-term money market instruments was determined by considering the best available data regarding market conditions for such investments, which may not be reflective of future values.

The fair value of the Rio Tinto convertible credit facility was estimated to approximate the balance of principal and interest outstanding, due primarily to the short-term maturity of this facility.

The fair value of the CIC convertible debenture was estimated to approximate the aggregate carrying amount of the CIC convertible credit facility liability and interest payable. This aggregate carrying amount includes the estimated fair value of the embedded derivative liability which was determined using a Monte Carlo simulation valuation model.

The fair values of Ivanhoe Mines’ remaining financial instruments were estimated to approximate their carrying values, due primarily to the immediate or short-term maturity of these financial instruments.

Ivanhoe Mines is exposed to credit risk with respect to its accounts receivable. The significant concentrations of credit risk are situated in Mongolia and Australia. Ivanhoe Mines does not mitigate the balance of this risk in light of the credit worthiness of its major debtors.

Ivanhoe Mines is exposed to interest rate risk with respect to the variable rates of interest incurred on the Rio Tinto convertible credit facility and amounts due under credit facilities. Interest rate risk is concentrated in Canada. Ivanhoe Mines does not mitigate the balance of this risk.

SHARE CAPITAL

At March 31, 2010, the Company had a total of:

•	441.2 million common shares outstanding.

•	20.3 million incentive stock options outstanding, with a weighted average exercise price of C$8.82 per share. Each option is exercisable to purchase a common share of the Company at prices ranging from C$2.82 to C$16.79 per share.

•	92.1 million share-purchase warrants outstanding granted to Rio Tinto, divided into two series. The lives of these warrants are determined by the date on which an approved Investment Agreement is reached. The Warrant Determination Date within the warrant terms presented below is the earlier of the date on which an approved Investment Agreement is reached or October 27, 2009.

The 46,026,522 Series A Warrants are non-transferable. Each warrant entitles Rio Tinto to purchase one Common Share of the Company at a price of:

(i)	$8.38 during the period commencing November 30, 2006 and ending 180 days following the Warrant Determination Date; and

(ii)	$8.54 during the period commencing 181 days after the Warrant Determination Date and ending 365 days after the Warrant Determination Date.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

The 46,026,522 Series B Warrants are non-transferable. Each warrant entitles Rio Tinto to purchase one Common Share of the Company at a price of:

(i)	$8.38 during the period commencing November 30, 2006 and ending 180 days following the Warrant Determination Date;

(ii)	$8.54 during the period commencing 181 days after the Warrant Determination Date and ending 365 days after the Warrant Determination Date;

(iii)	$8.88 during the period commencing 366 days after the Warrant Determination Date and ending 545 days after the Warrant Determination Date; and

(iv)	$9.02 during the period commencing 546 days after the Warrant Determination Date and ending 725 days after the Warrant Determination Date.

•	35.0 million Series C share-purchase warrants outstanding granted to Rio Tinto as part of the $350.0 million credit facility agreement, with an exercise price of $10.00 per share, which are exercisable until October 24, 2012.

•	1.4 million share purchase warrants outstanding with an exercise price of C$3.15 per share. These warrants were granted to Rio Tinto under certain anti-dilution provisions in the 2006 Private Placement Agreement (Anti-Dilution warrants), are divided into two series and have lives identical to the Series A & B warrants.

OUTLOOK

The information below is in addition to the disclosure concerning specific operations included in the Review of Operations section of this MD&A.

The Company has worked with the Government of Mongolia to satisfy the remaining conditions precedent to the approved Investment Agreement. On March 31, 2010, the Mongolian Government confirmed that the procedural and administrative conditions contained in the Investment Agreement had been satisfied within the allocated six-month period that has followed the agreement’s official signing on October 6, 2009. The comprehensive Investment Agreement now has taken full legal effect.

As a result, the Company:

•	expects to shortly fully implement the 2010 construction budget;

•	expects to purchase a second T-Bill from the Government of Mongolia within 14 days of the approved Investment Agreement taking effect.

•	will transfer to Mongolia’s state-owned company, Erdenes, a 34% interest in the Oyu Tolgoi Project within 14 days of the approved Investment Agreement taking effect.

General Economic Conditions

The markets in which Ivanhoe Mines expects to sell its products have seen significant improvements during the year. Prices for base and precious metal prices increased significantly in 2009. There has been increased demand for coal, particularly in Asia. While world-wide economic conditions continue to improve and stability appears to be returning to financial and commodity markets, there continues to be significant concern about the short- and medium-term global economic outlook. Specifically, the cost of obtaining capital has increased and there continues to be limited availability of funds. Accordingly, management is reviewing the effects of the current conditions on Ivanhoe Mines’ business.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

Exchange rates

The sale of Ivanhoe Mines’ coal products are denominated in US dollars.

Ivanhoe Mines holds a portion of its cash resources in currencies other than the US$. Ivanhoe Mines expects to incur future expenditures in currencies other than the US$, most notably in Canadian and Australian dollars. As a result, exchange gains and losses from holding Canadian and Australian dollars primarily are unrealized and are expected to continue to fluctuate significantly given the recent volatility in foreign exchange rates.

Capital Expenditures

Ivanhoe Mines continues to review its capital spending in light of current market conditions.

In late 2009, the joint Ivanhoe Mines-Rio Tinto Oyu Tolgoi Technical Committee conditionally approved a $758.0 million budget for 2010 to begin full-scale construction of the Oyu Tolgoi mining complex. The budget for 2010 includes Ivanhoe Mines repurchase from Rio Tinto of $195.4 million of key mining and milling equipment that was financed by the sale of 15 million shares to Rio Tinto at a price of $16.07 per share (C$16.31 per share) for proceeds of $241.1 million (C$244.7 million).

The 2010 budget provides for an early start on a site-wide development program at Oyu Tolgoi.

See “Liquidity and Capital Resources” for more information on Ivanhoe Mines’ financing plans for the Oyu Tolgoi Project.

Other information

The Company is actively involved in advancing several other projects. These activities are expected to continue in 2010, with a focus on subsidiary SouthGobi and its mining of coal; subsidiary Ivanhoe Australia and its activities on its Cloncurry tenements and its Tennant Creek joint-venture; and Altynalmas Gold and its drilling program at the Kyzyl Gold Project. SouthGobi and Ivanhoe Australia have sufficient funds to advance their operations and development plans for 2009. Ivanhoe Mines owns 50% of Altynalmas Gold, which is reviewing its operating plans to determine the amount of funding that it will require from its shareholders.

OFF-BALANCE-SHEET ARRANGEMENTS

During the year ended December 31, 2009, Ivanhoe Mines was not a party to any off-balance-sheet arrangements that have, or are reasonably likely to have, a current or future effect on the results of operations, financial condition, revenues or expenses, liquidity, capital expenditures or capital resources of the Company.

CONTRACTUAL OBLIGATIONS

	Payments Due by Period
	Less than 1			After 5
	Year	1 - 3 Years	4 - 5 Years	Years	Total
	($000’s of U.S. dollars)
Operating leases(1)	$4,123	$6,452	$2,194	$—	$12,769
Purchase obligations(1)	31,902	375	—	—	32,277
Debt obligations(2)	412,934	37,979	—	500,000	950,913
Other long-term obligations(3)	3,339	—	—	18,539	21,878

Total	$452,298	$44,806	$2,194	$518,539	$1,017,837

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

(1)	These amounts mainly represent various long-term contracts that include commitments for future operating payments under contracts for drilling, engineering, equipment purchases, rentals and other arrangements.

(2)	Debt obligations consist of amounts due under credit facilities and convertible credit facilities.

(3)	Other long-term obligations consist of asset retirement obligations.

Other contractual or contingent obligations that are not included in the above table:

•	On October 6, 2009, Ivanhoe Mines’ subsidiary, OT LLC agreed to purchase three T-Bills from the Government of Mongolia having an aggregate face value of $287.5 million, for the aggregate sum of $250.0 million. On October 20, 2009, OT LLC purchased the initial $100.0 million T-Bill. OT LLC is committed to purchase the second $50.0 million T-Bill within 14 days of the conditions precedent having been addressed and purchase the final $100.0 million T-Bill within 14 days of having fully drawn down the financing necessary to enable the full and complete construction of the Oyu Tolgoi Project or June 30, 2011, whichever date is earlier.

•	In March 2010, Ivanhoe Mines used $195.4 million of the $241.1 million of proceeds received from the issue of 15.0 million common shares to Rio Tinto to repurchase from Rio Tinto certain key mining and milling equipment to be installed during the construction of the Oyu Tolgoi Project.

CHANGES IN ACCOUNTING POLICIES

The Company adopted the FASB Accounting Standards Codification (ASC) on July 1, 2009. The ASC becomes the source of authoritative U.S. GAAP to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The ASC supersedes all non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the ASC will become nonauthoritative. The adoption of the ASC had no impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the ASC guidance for noncontrolling interests was updated to establish accounting and reporting standards pertaining to (i) the nature and classification of the noncontrolling interest in the Consolidated Statement of Financial Position, (ii) attributing net income and comprehensive income to the parent and the noncontrolling interest, (iii) changes in a parent’s ownership interest in a subsidiary, and (iv) deconsolidation of a subsidiary. For presentation and disclosure purposes, the updated guidance requires noncontrolling interests to be classified as a separate component of shareholders’ equity. The Company adopted the provisions of the updated guidance on January 1, 2009. Except for presentation changes, the adoption of the updated guidance had no impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the ASC guidance for business combinations was updated. The updated guidance changes accounting for acquisitions that close beginning in 2009. More transactions and events will qualify as business combinations and will be accounted for at fair value under the new standard. The updated guidance promotes greater use of fair values in financial reporting. Some of the changes will introduce more volatility into earnings. The updated guidance was effective for the Company’s fiscal year beginning on January 1, 2009. The adoption of the updated guidance had no impact on the Company’s consolidated financial position, results of operations or cash flows.

In May 2008, ASC guidance for convertible debt instruments was updated. The updated guidance applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative. The updated guidance requires that the liability and equity components of convertible debt instruments within its scope be separately accounted for in a manner that reflects the entity’s nonconvertible

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

borrowing rate. This requires an allocation of the convertible debt proceeds between the liability component and the embedded conversion option (i.e., the equity component). The difference between the principal amount of the debt and the amount of the proceeds allocated to the liability component will be reported as a debt discount and subsequently amortized to earnings over the instrument’s expected life using the effective interest method. The updated guidance was effective for the Company’s fiscal year beginning on January 1, 2009 and has been applied retrospectively to all periods presented. The adoption of the updated guidance had no impact on the Company’s consolidated financial position, results of operations or cash flows.

In October 2008, the ASC guidance for an instrument (or embedded feature) with a settlement amount that is based on the stock of an entity’s consolidated subsidiary was updated to clarify whether such an instrument (or embedded feature) qualifies for the scope exemption from derivative accounting. For purposes of applying the scope exemption from derivative accounting, freestanding financial instruments (and embedded features) for which the payoff to the counterparty is based, in whole or in part, on the stock of a consolidated subsidiary are not precluded from being considered indexed to the entity’s own stock in the consolidated financial statements of the parent. An equity-classified instrument (including an embedded feature that is separately recorded in equity under applicable GAAP) within the scope of the updated guidance shall be presented as a component of noncontrolling interest in the consolidated financial statements whether the instrument was entered into by the parent or the subsidiary. The updated guidance was effective for the Company’s fiscal year beginning on January 1, 2009 and has been applied prospectively. The adoption of the updated guidance resulted in the reclassification of the fair value of the derivative contract to noncontrolling interests on January 1, 2009 and any subsequent changes to the fair value of the derivative contract will no longer be recorded through earnings.

In November 2008, the ASC guidance for equity method investment accounting was updated. The updated guidance clarifies the accounting for certain transactions and impairment considerations involving equity method investments. The updated guidance provides guidance on a number of factors, including, determination of the initial carrying value of an equity method investment, performing an impairment assessment of an underlying indefinite-lived intangible asset of an equity method investment, accounting for an equity method investee’s issuance of shares, and accounting for a change in an investment from the equity method to the cost method. The updated guidance was effective for the Company’s fiscal year beginning on January 1, 2009 and has been applied prospectively. The adoption of the updated guidance had no impact on the Company’s consolidated financial position, results of operations or cash flows.

In April 2009, the ASC guidance was updated to provide additional guidance on determining fair value when the volume and level of activity for an asset or liability have significantly decreased and includes guidance on identifying circumstances that indicate when a transaction is not orderly. The updated guidance is effective for interim and annual reporting periods ending on or after June 15, 2009, and shall be applied prospectively. The Company adopted the provisions of the updated guidance for the year ended December 31, 2009. The adoption of the updated guidance had no impact on the Company’s consolidated financial position, results of operations or cash flows.

In April 2009, the ASC guidance for interim disclosures about fair value was updated to require disclosures about the fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. The updated guidance is effective for interim and annual reporting periods ending on or after June 15, 2009. The Company adopted the provisions of the updated guidance for the year ended December 31, 2009. The adoption of the updated guidance had no impact on the Company’s consolidated financial position, results of operations or cash flows.

In May 2009, the ASC guidance for subsequent events was updated. The updated guidance establishes accounting and reporting standards for events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The updated guidance sets forth (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet in its financial statements, and (iii) the disclosures that an entity should make about events or transactions occurring after the balance sheet date in its financial statements. The Company adopted the provisions of the updated guidance for the year ended December 31, 2009. The adoption of the updated guidance had no impact on the Company’s consolidated financial position, results of operations or cash flows.

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires Ivanhoe Mines to establish accounting policies and to make estimates that affect both the amount and timing of the recording of assets, liabilities, revenues and expenses. Some of these estimates require judgments about matters that are inherently uncertain.

A detailed summary of all of the Company’s significant accounting policies and the estimates derived therefrom is included in Note 2 to the annual Consolidated Financial Statements for the year ended December 31, 2009. While all of the significant accounting policies are important to the Company’s consolidated financial statements, the following accounting policies and the estimates derived therefrom have been identified as being critical:

•	Carrying Values of Property, Plant and Equipment;

•	Depletion and Depreciation of Property, Plant and Equipment;

•	Asset Retirement Obligations; and

•	Income Taxes.

Carrying values of Property, Plant and Equipment

Ivanhoe Mines reviews the carrying values of its property, plant and equipment whenever events or changes in circumstances indicate that their carrying values may not be recoverable. An impairment is considered to exist if total estimated future cash flows, or probability-weighted cash flows on an undiscounted basis, are less than the carrying value of the assets. An impairment loss is measured and recorded based on discounted estimated future cash flows associated with values beyond proven and probable reserves and resources. In estimating future cash flows, assets are grouped at the lowest level for which there is identifiable future cash flows that are largely independent of cash flows from other asset groups. Generally, in estimating future cash flows, all assets are grouped at a particular mine for which there is identifiable cash flows.

The estimates used by management are subject to various risks and uncertainties. It is reasonably possible that changes in estimates could occur which may affect the expected recoverability of Ivanhoe Mines’ investments in property, plant and equipment.

Depletion and Depreciation of Property, Plant and Equipment

Property, plant and equipment comprise one of the largest components of Ivanhoe Mines’ assets and, as such, the amortization of these assets has a significant effect on Ivanhoe Mines’ financial statements.

On the commencement of commercial production, depletion of each mining property is provided on the unit-of-production basis using estimated proven and probable reserves as the depletion basis. The mining plant and equipment and other capital assets are depreciated, following the commencement of commercial production, over their expected economic lives using either the unit-of-production method or the straight-line method.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

Capital projects in progress are not depreciated until the capital asset has been put into operation.

The proven and probable reserves are determined based on a professional evaluation using accepted international standards for the assessment of mineral reserves. The assessment involves the study of geological, geophysical and economic data and the reliance on a number of assumptions. The estimates of the reserves may change, based on additional knowledge gained subsequent to the initial assessment. This may include additional data available from continuing exploration, results from the reconciliation of actual mining production data against the original reserve estimates, or the impact of economic factors such as changes in the price of commodities or the cost of components of production. A change in the original estimate of reserves would result in a change in the rate of depletion and depreciation of the related mining assets, or could result in impairment, resulting in a write-down of the assets.

Asset Retirement Obligations

Ivanhoe Mines has obligations for site restoration and decommissioning related to its mining properties. Ivanhoe Mines, using mine closure plans or other similar studies that outline the requirements planned to be carried out, estimates the future obligations for mine closure activities. Because the obligations are dependent on the laws and regulations of the countries in which the mines operate, the requirements could change — resulting from amendments in those laws and regulations relating to environmental protection and other legislation affecting resource companies.

Ivanhoe Mines recognizes liabilities for statutory, contractual or legal obligations associated with the retirement of property, plant and equipment, when those obligations result from the acquisition, construction, development or normal operation of the assets. Initially, a liability for an asset retirement obligation is recognized at its fair value in the period in which it is incurred. Upon initial recognition of the liability, the corresponding asset retirement cost is added to the carrying amount of that asset and the cost is amortized as an expense over the economic life of the related asset. Following the initial recognition of the asset retirement obligation, the carrying amount of the liability is increased for the passage of time and adjusted for changes to the amount or timing of the underlying cash flows needed to settle the obligation.

Because the estimate of obligations is based on future expectations in the determination of closure provisions, management makes a number of assumptions and judgments. The closure provisions are more uncertain the further into the future the mine closure activities are to be carried out. Actual costs incurred in future periods in relation to the remediation of Ivanhoe Mines’ existing assets could differ materially from the $21.9 million undiscounted future value of Ivanhoe Mines’ estimated asset retirement obligations at December 31, 2009.

Income Taxes

The Company must make significant estimates in respect of the provision for income taxes and the composition of its deferred income tax assets and deferred income tax liabilities. Ivanhoe Mines’ operations are, in part, subject to foreign tax laws where interpretations, regulations and legislation are complex and continually changing. As a result, there are usually some tax matters in question which may, on resolution in the future, result in adjustments to the amount of deferred income tax assets and deferred income tax liabilities, and those adjustments may be material to Ivanhoe Mines’ financial position and results of operations.

The Company computes the provision for deferred income taxes under the liability method. Deferred taxes arise from the recognition of the tax consequences of temporary differences by applying statutory tax rates applicable to future years to differences between the financial statement’s carrying amounts and the tax bases of certain assets and liabilities. The Company records a valuation allowance against any portion of those deferred income tax assets that management believes will, more likely than not, fail to be realized.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

The determination of the ability of the Company to utilize tax loss carry-forwards to offset deferred income taxes payable requires management to exercise judgment and make assumptions about the future performance of the Company. Management is required to assess whether the Company is “more likely than not” to be able to benefit from these tax losses. Changes in economic conditions, metal prices and other factors could result in revisions to the estimates of the benefits to be realized or the timing of utilizing the losses.

RECENT ACCOUNTING PRONOUNCEMENTS

There were no recently issued United States accounting pronouncements other than those already adopted in 2009 and disclosed under “Changes in Accounting Policies”.

INTERNATIONAL FINANCIAL REPORTING STANDARDS

Ivanhoe Mines has been monitoring the deliberations and progress being made by accounting standard setting bodies and securities regulators both in Canada and the United States with respect to their plans regarding convergence to International Financial Reporting Standards (IFRS). Ivanhoe Mines is a ‘domestic’ issuer under Canadian securities law and a ‘foreign private issuer’ under US Securities and Exchange Commission (SEC) regulations. Ivanhoe Mines files its financial statements with both Canadian and US securities regulators in accordance with US GAAP, as permitted under current regulations. In 2008, the Accounting Standards Board in Canada and the Canadian Securities Administrators (CSA) confirmed that domestic issuers will be required to transition to IFRS for fiscal years beginning on or after January 1, 2011. The CSA Staff issued Staff Notice 52-321 “Early adoption of International Financial Reporting Standards, Use of US GAAP and References to IFRS-IASB” on June 27, 2008 which confirmed that domestic issuers that are also SEC registrants are able to continue to use US GAAP. Consequently, Ivanhoe Mines is not required to convert to IFRS effective January 1, 2011.

RISKS AND UNCERTAINTIES

Ivanhoe Mines is subject to a number of risks due to the nature of the industry in which it operates, the present state of development of its business and the foreign jurisdictions in which it carries on business. The following is a description of some of the risks and uncertainties to which Ivanhoe Mines is subject. Some of the following statements are forward-looking and actual results may differ materially from the results anticipated in these forward-looking statements. Please refer to the section entitled “Forward-Looking Statements” in this MD&A.

Although the conditions to the effectiveness of the Investment Agreement have been fulfilled, Ivanhoe Mines now has obligations to the Government of Mongolia that must be performed within a relatively short period of time.

As of the date of this MD&A, all of the conditions to the effectiveness of the Investment Agreement have been fulfilled. However, the Company has significant obligations to the Government of Mongolia to pay money and convey a 34% voting equity interest in OT LLC to Erdenes, a company controlled by the Government of Mongolia, within a relatively short period of time. If these obligations are not met in a timely manner, the Government of Mongolia may declare that Ivanhoe Mines is in breach of the terms of the Investment Agreement or otherwise challenge the validity of its terms, which could have significant adverse effects on the development of the Oyu Tolgoi Project and on Ivanhoe Mines itself.

Ivanhoe Mines may be limited in its ability to enforce the Investment Agreement against a sovereign government.

The Investment Agreement imposes numerous obligations and commitments upon the Government of Mongolia that provide clarity and certainty in respect of the development and operation of the Oyu Tolgoi Project.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

The Investment Agreement also includes an arbitration clause that requires the parties to resolve disputes through international commercial arbitration procedures. Nevertheless, if and to the extent that the Government of Mongolia does not observe the terms and conditions of the Investment Agreement, there may be limitations on Ivanhoe Mines’ ability to enforce the terms of the Investment Agreement against the Government of Mongolia which is a sovereign entity, regardless of the outcome of an arbitration proceeding. Without an effective means of enforcing the terms of the Investment Agreement, Ivanhoe Mines could be deprived of substantial rights and benefits arising from its investment in the Oyu Tolgoi Project with little or no recourse against the Government of Mongolia for fair and reasonable compensation. Such an outcome would have a material adverse impact on the Company.

The Investment Agreement includes a number of future covenants that may be outside of the control of Ivanhoe Mines to complete.

The Investment Agreement commits Ivanhoe Mines to perform a number of obligations in respect of the development and operation of the Oyu Tolgoi Project. While performance of many of these obligations is within the effective control of Ivanhoe Mines, the scope of certain obligations may be open to interpretation. The performance of other obligations may require co-operation from third parties or may be dependent upon circumstances that are not necessarily within the control of Ivanhoe Mines. For example:

•	Ivanhoe Mines is obligated to obtain project financing for the development of the Oyu Tolgoi Project within two years following the Effective Date of the Investment Agreement and to commence commercial production within five years of securing such financing. There is a risk that OT LLC will be unable to obtain sufficient project financing within the stipulated time or that, in order to meet the project financing requirement in a timely manner, OT LLC is required to accept financing terms that are less advantageous than those that might have been available had there been no deadline for obtaining such financing. There is also a risk that unanticipated construction delays or other unforeseen development problems may cause delays in commencement in commercial production or that unforeseen mining or processing difficulties are encountered that prevent OT LLC from attaining the required commercial production levels.

•	Ivanhoe Mines is obligated to utilize only Mongolian power sources within four years of commencing commercial production. Such sources of power may not be available or may be available upon commercial terms that are less advantageous than those available from other potential power suppliers.

•	Mongolian nationals must represent at least 90% of the Oyu Tolgoi Project work force once commercial production is attained and 50% of the Project’s engineers must be Mongolian nationals within five years, increasing to 70% after 10 years. While Ivanhoe Mines has a plan for achieving these targets, success in doing so is contingent upon the availability of a sufficient number of qualified personnel which is not wholly within Ivanhoe Mines’ control.

•	Ivanhoe Mines is obligated to use Mongolian services, transportation and freight facilities on a priority basis. Such services and facilities may not be available to the extent required or may be available upon commercial terms that are less advantageous than those available from other sources.

•	OT LLC has community development commitments and social responsibility obligations. There is a risk that OT LLC will be unable to meet the expectations or demands of relevant community stakeholders to the extent contemplated to allow OT LLC to meet its commitments under the Investment Agreement.

•	The extension of the term of the Investment Agreement from 30 years to 50 years is subject to a number of conditions, including Ivanhoe Mines having demonstrated that the Oyu Tolgoi Project has been operated in accordance with industry best practices in terms of national and community benefits, environment and health and safety practices. The inherently subjective nature of these criteria creates the risk that Ivanhoe Mines and

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

the Government of Mongolia may disagree as to whether the conditions for extending the term of the Investment Agreement have been met.

•	Despite Ivanhoe Mines’ best efforts, such provisions are not necessarily within the control of the Company and non-fulfillment may result in default under the Investment Agreement. Such a default could result in termination of the Investment Agreement or damages accruing, which could have a material adverse effect on the Company.

The Oyu Tolgoi Project will be operated as a corporate/government joint venture and will be subject to joint venture risk.

Although the Shareholders’ Agreement contemplates that Ivanhoe Mines will maintain a controlling interest in the Oyu Tolgoi Project, the Government of Mongolia will also hold a significant stake in what is effectively a corporate joint venture involving a government entity. In addition, a portion of the Oyu Tolgoi Project property is held subject to the Entrée Joint Venture. As such, the Oyu Tolgoi Project is, to a certain extent, a joint venture within a joint venture. Therefore, Ivanhoe Mines will be subject, on multiple levels, to all of the risks to which participants in mining joint ventures are typically exposed. Such risks include the potential for disputes respecting development, operation and financing matters resulting from differing levels of sophistication in relevant business and technical matters, inequality of bargaining power and incompatible long-term strategic and economic objectives.

The Government of Mongolia T-Bills may remain illiquid beyond the stated maturity date.

OT LLC is obligated to complete the purchase of an additional $150 million of T-Bills in addition to the $100 million of T-Bills already purchased. Mongolia continues to maintain a relatively high level of debt and, as such, its debt securities carry a higher level of risk than similar securities issued by countries with lower debt and more developed economies. There is no assurance that Ivanhoe Mines will be able to readily convert the T-Bills into cash upon the stated maturity date, and the inability to do so could have a material adverse impact on Ivanhoe Mines’ cash position.

There can be no assurance that Ivanhoe Mines will be capable of raising the additional funding that it needs to carry out its development and exploration objectives.

Carrying out the development and exploration of the Oyu Tolgoi Project and the various other mineral properties in which Ivanhoe Mines holds interests depends upon Ivanhoe Mines’ ability to obtain financing through capital markets, sales of non-core assets or other means. Ivanhoe Mines expects to be able to meet short-term cash requirements for the development of the Oyu Tolgoi Project and Ivanhoe Mines’ other projects from its existing financial resources, but these funds will not be sufficient to meet all anticipated development expenditure requirements. The Private Placement Warrants held by Rio Tinto may, if exercised in full, account for a portion of the development cost of the Oyu Tolgoi Project, but will be insufficient to fund the entire development cost and, in any case, there is no assurance that Rio Tinto will fully exercise the Private Placement Warrants, which are exercisable at the sole discretion of Rio Tinto. Even if Rio Tinto fully exercises the Private Placement Warrants, Ivanhoe Mines will require access to additional sources of capital to complete the development of the Oyu Tolgoi Project and to advance the development of its other mineral properties. The terms of the Investment Agreement oblige Ivanhoe Mines to obtain, within two years of the Effective Date of the Investment Agreement, project financing sufficient to complete the development activities necessary to establish commercial production. Market volatility in precious and base metals may affect the terms upon which debt financing or equity financing is available. Ivanhoe Mines operates in a region of the world that is prone to economic and political upheaval and instability, which may make it more difficult for Ivanhoe Mines to obtain debt financing from project lenders.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

Failure to obtain additional financing on a timely basis may cause Ivanhoe Mines to postpone its development plans, forfeit rights in some or all of its properties or joint ventures or reduce or terminate some or all of its operations.

Lack of infrastructure in proximity to Ivanhoe Mines’ material properties could adversely affect mining feasibility.

The Oyu Tolgoi Project is located in an extremely remote area in the South Gobi Region of Mongolia, which currently lacks basic infrastructure, including sources of electric power, water, housing, food and transport, necessary to develop and operate a major mining project. While Ivanhoe Mines has established the limited infrastructure necessary to conduct its current exploration and development activities, substantially greater sources of power, water, physical plant and transportation infrastructure in the area will need to be established before Ivanhoe Mines can conduct mining operations. Lack of availability of the means and inputs necessary to establish such infrastructure may adversely affect mining feasibility. Establishing such infrastructure will, in any event, require significant financing, identification of adequate sources of raw materials and supplies and necessary cooperation from national and regional governments, none of which can be assured. The Ovoot Tolgoi Coal Project is similarly located in a remote area of southern Mongolia and, although it is in commercial production, it faces the same challenges that come from operating in such a remote location.

The resource and reserve estimates for Ivanhoe Mines’ projects disclosed in this MD&A are estimates only and are subject to change based on a variety of factors, some of which are beyond Ivanhoe Mines’ control. Ivanhoe Mines’ actual production, revenues and capital expenditures may differ materially from these estimates.

The estimates of reserves and resources disclosed in this MD&A, including the anticipated tonnages and grades that will be achieved or the indicated level of recovery that will be realized, are estimates and no assurances can be given as to their accuracy. Such estimates are, in large part, based on interpretations of geological data obtained from drill holes and other sampling techniques. Actual mineralization or formations may be different from those predicted. It may also take many years from the initial phase of drilling before production is possible, and during that time the economic feasibility of exploiting a deposit may change. Reserve and resource estimates are materially dependent on prevailing metal prices and the cost of recovering and processing minerals at the individual mine sites. Market fluctuations in the price of metals or increases in the costs to recover metals from Ivanhoe Mines’ mining projects may render the mining of ore reserves uneconomical and materially adversely affect Ivanhoe Mines’ operations. Moreover, various short-term operating factors may cause a mining operation to be unprofitable in any particular accounting period.

Prolonged declines in the market price of metals may render reserves containing relatively lower grades of mineralization uneconomic to exploit and could reduce materially Ivanhoe Mines’ reserves and resources. Should such reductions occur, material write downs of Ivanhoe Mines’ investment in mining properties or the discontinuation of development or production might be required, and there could be material delays in the development of new projects, increased net losses and reduced cash flow. The estimates of mineral reserves and resources attributable to a specific property are based on accepted engineering and evaluation principles. The estimated amount of contained metals in proven and probable mineral reserves does not necessarily represent an estimate of a fair market value of the evaluated properties.

There are numerous uncertainties inherent in estimating quantities of mineral reserves and resources. The estimates in this MD&A are based on various assumptions relating to commodity prices and exchange rates during the expected life of production, mineralization of the area to be mined, the projected cost of mining, and the results of additional planned development work. Actual future production rates and amounts, revenues, taxes, operating expenses, environmental and regulatory compliance expenditures, development expenditures, and recovery rates

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

may vary substantially from those assumed in the estimates. Any significant change in these assumptions, including changes that result from variances between projected and actual results, could result in material downward revision to current estimates.

Mining projects are sensitive to the volatility of metal prices.

The long-term viability of the Oyu Tolgoi Project depends in large part on the world market prices of copper and gold. The market prices for these metals are volatile and are affected by numerous factors beyond Ivanhoe Mines’ control. These factors include international economic and political trends, expectations of inflation, global and regional demand, currency exchange fluctuations, interest rates and global or regional consumption patterns, speculative activities, increased production due to improved mining and production methods and economic events, including the performance of Asia’s economies.

The aggregate effect of these factors on metals prices is impossible to predict. Should prevailing metal prices remain depressed or below variable production costs of Ivanhoe Mines’ current and planned mining operations for an extended period, losses may be sustained and, under certain circumstances, there may be a curtailment or suspension of some or all of Ivanhoe Mines’ mining, development and exploration activities. Ivanhoe Mines would also have to assess the economic impact of any sustained lower metal prices on recoverability and, therefore, the cut-off grade and level of Ivanhoe Mines’ reserves and resources. These factors could have an adverse impact on Ivanhoe Mines’ future cash flows, earnings, results of operations, stated reserves and financial condition.

The following table sets forth for the periods indicated (1) the London Metals Exchange’s high, low and average settlement prices for copper in U.S. dollars per pound and (2) the high, low and average London afternoon fixing prices for gold.

	Copper			Gold
Year	High	Low	Average	High	Low	Average

2005	$2.11	$1.39	$1.67	$536	$411	$444
2006	$3.99	$2.06	$3.05	$725	$524	$604
2007	$3.77	$2.37	$3.23	$841	$604	$695
2008	$4.08	$1.26	$3.15	$1,011	$713	$872
2009	$3.33	$1.38	$2.34	$1,213	$810	$972

Ivanhoe Mines’ ability to carry on business in Mongolia is subject to legal and political risk.

Although Ivanhoe Mines expects that the Investment Agreement will bring significant stability and clarity to the legal, political and operating environment in which Ivanhoe Mines will develop and operate the Oyu Tolgoi Project, Ivanhoe Mines is still subject to legal and political risks in Mongolia.

The Ovoot Tolgoi Project is not covered by the Investment Agreement. SouthGobi holds its interest in its Mongolian mineral exploration and development projects indirectly through mining licences and exploration licences, and the rights with respect to those activities may be subject to changes in legislation or government regulations or changes in political attitudes within Mongolia.

The Investment Agreement is expected to mitigate a significant degree of political risk. Nevertheless, there is still a risk, particularly with respect to investments not covered by the Investment Agreement, that the Government may change its policies to discourage foreign investment, mining projects may be nationalized or other government limitations, restrictions or requirements not currently foreseen may be implemented. There can be no assurance that Ivanhoe Mines’ assets will not be subject to nationalization, requisition or confiscation, whether legitimate or not, by any authority or body.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

There is no assurance that provisions under Mongolian law for compensation and reimbursement of losses to investors under such circumstances would be effective to restore the full value of Ivanhoe Mines’ original investment or to compensate for the loss of the current value of the Mongolian projects. Insofar as the Government of Mongolia is a sovereign entity against which the terms of the Investment Agreement may be unenforceable, this risk applies to the Oyu Tolgoi Project despite the provisions of the Investment Agreement respecting nationalization and expropriation. Similarly, other projects in Mongolia in which Ivanhoe Mines holds a direct or indirect interest that are not covered by the Investment Agreement, such as the Ovoot Tolgoi Coal Project, may be affected in varying degrees by, among other things, government regulations with respect to restrictions on production, price controls, export controls, income taxes, environmental legislation, mine safety and annual fees to maintain mineral licences in good standing. There can be no assurance that Mongolian laws protecting foreign investments will not be amended or abolished or that existing laws will be enforced or interpreted to provide adequate protection against any or all of the risks described above.

The legal framework in Mongolia is, in many instances, based on recent political reforms or newly enacted legislation, which may not be consistent with long-standing local conventions and customs. Although legal title risks in respect of the Oyu Tolgoi Project are expected to be significantly mitigated by the terms of the Investment Agreement, there may still be ambiguities, inconsistencies and anomalies in the other agreements, licences and title documents through which Ivanhoe Mines holds its interests in other mineral resource properties in Mongolia, or the underlying legislation upon which those interests are based, which are atypical of more developed legal systems and which may affect the interpretation and enforcement of Ivanhoe Mines’ rights and obligations. Local institutions and bureaucracies responsible for administrating laws may lack a proper understanding of the laws or the experience necessary to apply them in a modern business context. Many laws have been enacted, but in many instances they are neither understood nor enforced and may be applied in an inconsistent, arbitrary and unfair manner, while legal remedies may be uncertain, delayed or unavailable. For decades Mongolians have looked to politicians and bureaucrats as the sources of the “law”. This has changed in theory, but often not in practice. With respect to most day-to-day activities in Mongolia government civil servants interpret, and often effectively make, the law. This situation is gradually changing but at a relatively slow pace. Accordingly, while Ivanhoe Mines believes that it has taken the legal steps necessary to obtain and hold its property and other interests in Mongolia, there can be no guarantee that such steps will be sufficient to preserve those interests.

Recent and future amendments to Mongolian laws could adversely affect Ivanhoe Mines’ mining rights in the Oyu Tolgoi Project or make it more difficult or expensive to develop the project and carry out mining.

The Government of Mongolia has, in the past, expressed its strong desire to foster, and has to date protected the development of, an enabling environment for foreign investment. Ivanhoe Mines believes that the successful negotiation of the Investment Agreement in respect of the Oyu Tolgoi Project clearly demonstrates the level of commitment of the current government to continue to do so. However, there are political constituencies within Mongolia that have espoused ideas that would not be regarded by the international mining industry as conducive to foreign investment if they were to become law or official government policy. This was evidenced by revisions to the Minerals Law in 2006. At present, Ivanhoe Mines has no reason to believe that the Government of Mongolia intends to sponsor or that Parliament intends to enact amendments to the Minerals Law or other legislation that would be materially adverse to the interests of international investors in Mongolia’s mining sector, including those of Ivanhoe Mines. Nevertheless, there can be no assurance that the present government or a future government will refrain from enacting legislation or adopting government policies that are adverse to Ivanhoe Mines’ interests or that impair Ivanhoe Mines’ ability to develop and operate the Oyu Tolgoi Project, Ovoot Tolgoi or other projects on the basis presently contemplated.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

Changes in, or more aggressive enforcement of, laws and regulations could adversely impact Ivanhoe Mines’ business.

Mining operations and exploration activities are subject to extensive laws and regulations. These relate to production, development, exploration, exports, imports, taxes and royalties, labour standards, occupational health, waste disposal, protection and remediation of the environment, mine decommissioning and reclamation, mine safety, toxic substances, transportation safety and emergency response and other matters.

Compliance with these laws and regulations increases the costs of exploring, drilling, developing, constructing, operating and closing mines and other facilities. It is possible that the costs, delays and other effects associated with these laws and regulations may impact Ivanhoe Mines’ decision as to whether to continue to operate in a particular jurisdiction or whether to proceed with exploration or development of properties. Since legal requirements change frequently, are subject to interpretation and may be enforced to varying degrees in practice, Ivanhoe Mines is unable to predict the ultimate cost of compliance with these requirements or their effect on operations. Furthermore, changes in governments, regulations and policies and practices could have an adverse impact on Ivanhoe Mines’ future cash flows, earnings, results of operations and financial condition.

Ivanhoe Mines is subject to substantial environmental and other regulatory requirements and such regulations are becoming more stringent. Non-compliance with such regulations, either through current or future operations or a pre-existing condition could materially adversely affect Ivanhoe Mines.

All phases of Ivanhoe Mines’ operations are subject to environmental regulations in the various jurisdictions in which it operates. For example, the Oyu Tolgoi Project is subject to a requirement to meet environmental protection obligations. Ivanhoe Mines must complete an Environmental Protection Plan for Government approval and complete a report prepared by an independent expert on environmental compliance every three years.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Environmental legislation is evolving in a manner which will likely require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect Ivanhoe Mines’ operations. Environmental hazards may exist on the properties in which the Ivanhoe Mines Group holds interests which are presently unknown to Ivanhoe Mines and which have been caused by previous or existing third party owners or operators of the properties. Government approvals and permits are also often required in connection with various aspects of Ivanhoe Mines’ operations. To the extent such approvals are required and not obtained, Ivanhoe Mines may be delayed or prevented from proceeding with planned exploration or development of its mineral properties.

Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on Ivanhoe Mines and cause increases in capital expenditures or production costs or reductions in levels of production at producing properties or require abandonment or delays in development of new mining properties.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

Previous mining operations may have caused environmental damage at current and former Ivanhoe Mines mining projects, and if Ivanhoe Mines cannot prove that such damage was caused by such prior operators, its indemnities and exemptions from liability may not be effective.

Ivanhoe Mines has received exemptions from liability from relevant governmental authorities for environmental damage caused by previous mining operations at current and former mining projects, including at the Kyzyl Gold Project in Kazakhstan and the Cloncurry Project in Australia. There is a risk, however, that, if an environmental accident occurred at those sites, it may be difficult or impossible to assess the extent to which environmental damage was caused by Ivanhoe Mines’ activities or the activities of other operators. In that event, the liability exemptions could be ineffective and possibly worthless.

The actual cost of developing the Oyu Tolgoi Project may differ significantly from Ivanhoe Mines’ estimates and involve unexpected problems or delays.

The estimates regarding the development and operation of the Oyu Tolgoi Project are based on the IDP05. This study established estimates of resources, construction and development costs, operating costs and project economic returns are based, in part, on assumptions about future metal prices and future cost inputs, determined as at October 2005 and variances in these inputs, as well as other inputs that form the basis of IDP05, may result in operating costs, construction and development costs, production and economic returns that differ significantly from those anticipated by the IDP05 and future development reports. In the case of operating costs, IDP05 derives estimates of average cash operating costs based upon, among other things:

•	anticipated tonnage, grades and metallurgical characteristics of ore to be mined and processed;

•	anticipated recovery rates of copper and gold from the ore;

•	cash operating costs of comparable facilities and equipment; and

•	anticipated climatic conditions.

The Company is planning to extensively update IDP05 using assumptions that are based upon the terms and conditions of the Investment Agreement. The Company will need to update the IDP05 before it can proceed with the financing and development of a mine. There are also a number of uncertainties inherent in the development and construction of any new mine, including the Oyu Tolgoi Project. These uncertainties include:

•	the timing and cost, which can be considerable, of the construction of mining and processing facilities;

•	the availability and cost of skilled labour, power, water and transportation;

•	the availability and cost of appropriate smelting and refining arrangements;

•	the need to obtain necessary environmental and other government permits, and the timing of those permits; and

•	the availability of funds to finance construction and development activities.

The cost, timing and complexities of mine construction and development are increased by the remote location of a property such as the Oyu Tolgoi Project. It is common in new mining operations to experience unexpected problems and delays during development, construction and mine start-up. In addition, delays in the commencement of mineral production often occur. Accordingly, there is no assurance that future development activities will result in profitable mining operations.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

Ivanhoe Mines’ ability to obtain dividends or other distributions from its subsidiaries may be subject to restrictions imposed by law, foreign currency exchange regulations and financing arrangements.

Ivanhoe Mines conducts its operations through subsidiaries. Its ability to obtain dividends or other distributions from its subsidiaries may be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which the subsidiaries operate. The subsidiaries’ ability to pay dividends or make other distributions to Ivanhoe Mines is also subject to their having sufficient funds to do so. If the subsidiaries are unable to pay dividends or make other distributions, Ivanhoe Mines’ growth may be inhibited unless it is able to obtain additional equity or debt financing on acceptable terms. In the event of a subsidiary’s liquidation, Ivanhoe Mines may lose all or a portion of its investment in that subsidiary. Ivanhoe Mines will be able to rely on the terms of the Investment Agreement to pay dividends out of Mongolia, subject to certain restrictions contained in the Investment Agreement but will be unable to do so in respect of projects that are not covered by the terms of the Investment Agreement.

There can be no assurance that the interest held by Ivanhoe Mines in its exploration, development and mining properties is free from defects or that material contractual arrangements between Ivanhoe Mines and entities owned or controlled by foreign governments will not be unilaterally altered or revoked.

Ivanhoe Mines has investigated its rights to explore and exploit its various properties and, to the best of its knowledge, those rights are in good standing but no assurance can be given that such rights will not be revoked, or significantly altered, to the detriment of Ivanhoe Mines. There can also be no assurance that Ivanhoe Mines’ rights will not be challenged or impugned by third parties. Ivanhoe Mines has also applied for rights to explore, develop and mine various properties, but there is no certainty that such rights, or any additional rights applied for, will be granted on terms satisfactory to Ivanhoe Mines or at all.

The proceeds from the sale of the Savage River Project are dependent on iron ore prices and the remaining supply of ore at the Savage River Project.

The remaining portion of the proceeds payable to Ivanhoe Mines from the sale of the Savage River Project are deferred, and the amount of such payments are dependent on prevailing prices for iron ore (as represented by the Nibrasco/JSM pellet price) in the year that the compensation is paid and the total tonnage of iron ore pellets sold from the Savage River Project in that year. Such prices are very volatile and in the past prices have suffered significant declines. Lower prices mean lower corresponding payments to Ivanhoe Mines. In addition, while current reserve and resource estimates indicate that the mine will be capable of producing sufficient ore to meet the desired tonnes per year threshold for the term of deferred payments, there is no assurance that these estimates will actually bear themselves out. If insufficient ore is actually present to produce the desired threshold amount of ore, then the corresponding payments to Ivanhoe Mines will be lower.

Competition for new mining properties by larger, more established companies may prevent Ivanhoe Mines from acquiring interests in additional properties or mining operations.

Significant and increasing competition exists for mineral acquisition opportunities throughout the world. As a result of this competition, some of which is with large, better established mining companies with substantial capabilities and greater financial and technical resources, Ivanhoe Mines may be unable to acquire rights to exploit additional attractive mining properties on terms it considers acceptable. Accordingly, there can be no assurance that Ivanhoe Mines will acquire any interest in additional operations that would yield reserves or result in commercial mining operations.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

There is no assurance that Ivanhoe Mines will be capable of consistently producing positive cash flows.

Ivanhoe Mines has paid no dividends on its Common Shares since incorporation and does not anticipate doing so in the foreseeable future. Ivanhoe Mines has not, to date, produced positive cash flows from operations, and there can be no assurance of its ability to operate its projects profitably. While Ivanhoe Mines may in the future generate additional working capital through the operation, development, sale or possible syndication of its properties, there is no assurance that Ivanhoe Mines will be capable of producing positive cash flow on a consistent basis or that any such funds will be available for exploration and development programs.

There is no guarantee that any exploration activity will result in commercial production of mineral deposits.

Development of a mineral property is contingent upon obtaining satisfactory exploration results. Mineral exploration and development involves substantial expenses and a high degree of risk, which even a combination of experience, knowledge and careful evaluation may not be able to adequately mitigate. There is no assurance that additional commercial quantities of ore will be discovered on any of Ivanhoe Mines’ exploration properties. There is also no assurance that, even if commercial quantities of ore are discovered, a mineral property will be brought into commercial production. The discovery of mineral deposits is dependent upon a number of factors, not the least of which is the technical skill of the exploration personnel involved. The commercial viability of a mineral deposit, once discovered, is also dependent upon a number of factors, some of which are the particular attributes of the deposit, such as size, grade and proximity to infrastructure, metal prices and government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals, and environmental protection. In addition, assuming discovery of a commercial ore body, depending on the type of mining operation involved, several years can elapse from the initial phase of drilling until commercial operations are commenced. Most of the above factors are beyond the control of Ivanhoe Mines.

Ivanhoe Mines cannot insure against all of the risks associated with mining.

Exploration, development and production operations on mineral properties involve numerous risks and hazards, including:

•	rock bursts, slides, fires, earthquakes or other adverse environmental occurrences;

•	industrial accidents;

•	labour disputes;

•	political and social instability;

•	technical difficulties due to unusual or unexpected geological formations;

•	failures of pit walls, shafts, headframes, underground workings; and

•	flooding and periodic interruptions due to inclement or hazardous weather condition.

These risks can result in, among other things:

•	damage to, and destruction of, mineral properties or production facilities;

•	personal injury;

•	environmental damage;

•	delays in mining;

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

•	monetary losses; and

•	legal liability.

It is not always possible to obtain insurance against all such risks and Ivanhoe Mines may decide not to insure against certain risks as a result of high premiums or other reasons. The incurrence of an event that is not fully covered or covered at all, by insurance, could have a material adverse effect on Ivanhoe Mines’ financial conditions, results of operations and cash flows and could lead to a decline in the value of the securities of Ivanhoe Mines. Ivanhoe Mines does not maintain insurance against political or environmental risks.

Insofar as Rio Tinto is the Company’s largest shareholder, Rio Tinto has the ability to significantly influence the business and affairs of Ivanhoe Mines.

Through its existing shareholding in the Company and the rights it holds to acquire additional Common Shares, Rio Tinto has the ability to exercise voting power to significantly influence the policies, business and affairs of Ivanhoe Mines and the outcome of any significant corporate transaction or other matter, including a merger, business combination or a sale of all, or substantially all, of Ivanhoe Mines’ assets. Through existing contractual arrangements, including the Credit Agreement, Rio Tinto has the benefit of a series of negative covenants that limit actions that the Company can take and transactions in which the Company can participate without Rio Tinto’s approval. Rio Tinto also has, among other rights, a right of first offer in respect of any equity financing that the Company proposes to undertake and a right of first refusal with respect to any proposed disposition by Ivanhoe Mines of an interest in the Oyu Tolgoi Project. Rio Tinto’s voting equity position in Ivanhoe Mines and its existing contractual rights may have the effect of delaying, deterring or preventing a transaction involving a change of control of Ivanhoe Mines in favour of a third party that otherwise could result in a premium in the market price of the Common Shares in the future.

Rio Tinto is also able to significantly influence the management, development and operation of the Oyu Tolgoi Project through its representatives on the Technical Committee, established to manage the Oyu Tolgoi Project. Rio Tinto appointees represent a majority of the members of the Technical Committee and are entitled to control the ongoing decisions made by the Technical Committee.

Ivanhoe Mines is exposed to risks of changing political stability and government regulation in the countries in which it operates.

Ivanhoe Mines holds mineral interests in countries, which may be affected in varying degrees by political stability, government regulations relating to the mining industry and foreign investment therein, and the policies of other nations in respect of these countries. Any changes in regulations or shifts in political conditions are beyond the control of Ivanhoe Mines and may adversely affect its business. Ivanhoe Mines’ operations may be affected in varying degrees by government regulations, including those with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, employment, land use, water use, environmental legislation and mine safety. Ivanhoe Mines’ operations may also be affected in varying degrees by political and economic instability, economic or other sanctions imposed by other nations, terrorism, military repression, crime, extreme fluctuations in currency exchange rates and high inflation.

In certain areas where Ivanhoe Mines is active, the regulatory environment is in a state of continuing change, and new laws, regulations and requirements may be retroactive in their effect and implementation. The laws of many of the countries in which Ivanhoe Mines operates also contain inconsistencies and contradictions. Many of them are structured to bestow on government bureaucrats substantial administrative discretion in their application and enforcement with the result that the laws are subject to changing and different interpretations. As such, even

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

Ivanhoe Mines’ best efforts to comply with the laws may not result in effective compliance in the determination of government bureaucrats.

Ivanhoe Mines’ prospects depend on its ability to attract and retain key personnel.

Recruiting and retaining qualified personnel is critical to Ivanhoe Mines’ success. The number of persons skilled in the acquisition, exploration and development of mining properties is limited and competition for such persons is intense. Ivanhoe Mines believes that it has been successful in recruiting excellent personnel to meet its corporate objectives but, as Ivanhoe Mines’ business activity grows, it will require additional key financial, administrative, mining, marketing and public relations personnel as well as additional staff on the operations side. Although Ivanhoe Mines believes that it will be successful in attracting and retaining qualified personnel, there can be no assurance of such success.

Certain directors of Ivanhoe Mines are directors or officers of, or have significant shareholdings, in other mineral resource companies and there is the potential that such directors will encounter conflicts of interest with Ivanhoe Mines.

Certain of the directors of Ivanhoe Mines are directors or officers of, or have significant shareholdings in, other mineral resource companies and, to the extent that such other companies may participate in ventures in which Ivanhoe Mines may participate, the directors of Ivanhoe Mines may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. This includes the individuals nominated by Rio Tinto, to serve on the Company’s board of directors. Rio Tinto is entitled to nominate a number of directors to the Company’s board of directors proportionate to its level of ownership of Ivanhoe Mines’ issued and outstanding Common Shares from time to time. Certain of these nominees are or may be directors or officers of, or have significant shareholdings in, Rio Tinto Group companies or other mineral resource companies and, to the extent that such companies may engage in business relationships with Ivanhoe Mines, the directors of Ivanhoe Mines appointed by Rio Tinto may have conflicts of interest in negotiating and concluding terms of such relationships. In all cases where directors and officers have an interest in another resource company, such other companies may also compete with Ivanhoe Mines for the acquisition of mineral property rights.

In the event that any such conflict of interest arises, a director who has such a conflict will disclose the conflict to a meeting of the directors of Ivanhoe Mines and will abstain from voting for or against the approval of such participation or such terms. In appropriate cases, Ivanhoe Mines will establish a special committee of independent directors to review a matter in which several directors, or management, may have a conflict. From time to time, several companies may participate in the acquisition, exploration and development of natural resource properties thereby allowing their participation in larger programs, permitting involvement in a greater number of programs and reducing financial exposure in respect of any one program. It may also occur that a particular company will assign all or a portion of its interest in a particular program to another of these companies due to the financial position of the company making the assignment. In accordance with the laws of the Yukon Business Corporations Act, the directors of Ivanhoe Mines are required to act honestly, in good faith and in the best interests of Ivanhoe Mines. In determining whether or not Ivanhoe Mines will participate in a particular program and the interest therein to be acquired by it, the directors will primarily consider the potential benefits to Ivanhoe Mines, the degree of risk to which Ivanhoe Mines may be exposed and its financial position at that time.

Capital markets are volatile.

Securities markets throughout the world are cyclical and, over time, tend to undergo high levels of price and volume volatility, and the market price of securities of many companies, particularly those in the resource sector, can experience wide fluctuations which are not necessarily been related to the operating performance, underlying

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

asset values or prospects of such companies. Increased levels of volatility and resulting market turmoil could adversely affect the market price of Ivanhoe Mines’ securities.

If Ivanhoe Mines is required to access credit markets to carry out its development objectives, the state of domestic and international credit markets and other financial systems could affect Ivanhoe Mines’ access to, and cost of, capital. If these credit markets were significantly disrupted, as they were in 2007 and 2008, such disruptions could, make it more difficult for Ivanhoe Mines to obtain, or increase its cost of obtaining, capital and financing for its operations. Such capital may not be available on terms acceptable to Ivanhoe Mines or at all.

Ivanhoe Mines is subject to the U.S. Foreign Corrupt Practices Act.

Ivanhoe Mines is subject to the U.S. Foreign Corrupt Practices Act (the FCPA), which prohibits corporations and individuals from paying, offering to pay, or authorizing the payment of anything of value to any foreign government official, government staff member, political party, or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect their transactions and to devise and maintain an adequate system of internal accounting controls. Ivanhoe Mines’ international activities create the risk of unauthorized payments or offers of payments by our employees, consultants or agents, even though they may not always be subject to our control. Ivanhoe Mines discourages these practices by our employees and agents. However, Ivanhoe Mines’ existing safeguards and any future improvements may prove to be less than effective, and our employees, consultants and agents may engage in conduct for which we might be held responsible. Any failure by us to adopt appropriate compliance procedures and ensure that our employees and agents comply with the FCPA and applicable laws and regulations in foreign jurisdictions could result in substantial penalties or restrictions on our ability to conduct business in certain foreign jurisdictions.

Ivanhoe Mines and SouthGobi hold substantial funds in cash and cash equivalents and there is a risk that financial market turmoil or other extraordinary events could prevent the companies from obtaining timely access to such funds or result in the loss of such funds.

Ivanhoe Mines and SouthGobi both currently hold substantial investments in cash and cash equivalents, including treasury bills, money market funds and bank deposits. Management has adopted a conservative investment philosophy with respect to such funds, as the Company may require that these funds be used on short notice to support the business objectives of the Company and SouthGobi. Nevertheless, there is a risk that an extraordinary event in financial markets generally or with respect to an obligor under an investment individually will occur that prevents the Company and/or SouthGobi from accessing its cash and cash equivalent investments. Such an event could, in the case of delayed liquidity, have a negative impact on implementation of time sensitive business objectives that require access to such funds or such an event could, in extreme circumstances, result in the loss of some or all of such funds.

RELATED-PARTY TRANSACTIONS

The following tables summarize related party expenses incurred by Ivanhoe Mines, primarily on a cost recovery basis, with an officer of a subsidiary of Ivanhoe Mines, a company affiliated with Ivanhoe Mines, or with

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

companies related by way of directors or shareholders in common. The tables below summarize the transactions with related parties and the types of expenditures incurred with related parties:

	Years Ended December 31,
	2009	2008
	(Stated in $000’s of U.S. dollars)

Global Mining Management Corporation(a)	$8,982	$8,147
Ivanhoe Capital Aviation LLC(b)	5,940	3,840
Fognani & Faught, PLLC(c)	60	621
Ivanhoe Capital Corporation(d)	211	—
Ivanhoe Capital Services Ltd.(e)	618	601
Rio Tinto plc(f)	8,588	4,783

	$24,399	$17,992

	Years Ended December 31,
	2009	2008

Exploration	$8,588	$4,783
Legal	60	621
Office and administrative	2,432	2,451
Salaries and benefits	7,379	6,297
Travel (including aircraft rental)	5,940	3,840

	$24,399	$17,992

The above noted transactions were in the normal course of operations and were measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

Accounts receivable and accounts payable at December 31, 2009, included $0.7 million and $4.8 million, respectively (December 31, 2008 — $0.1 million and $3.2 million, respectively), which were due from/to a company under common control, a company affiliated with Ivanhoe Mines, or companies related by way of directors in common.

(a) Global Mining Management Corporation (Global) is a private company based in Vancouver owned equally by seven companies, one of which is Ivanhoe Mines. Global has a director in common with the Company. Global provides administration, accounting, and other office services to the Company on a cost-recovery basis.

(b) Ivanhoe Capital Aviation LLC (Aviation) is a private company 100% owned by the Company’s Chairman. Aviation operates aircraft which are rented by the Company on a cost-recovery basis.

(c) An officer of a subsidiary of Ivanhoe Mines is associated with Fognani & Faught, PLLC, a legal firm which provides legal services to Ivanhoe Mines.

(d) Ivanhoe Capital Corporation (ICC) is a private company 100% owned by the Company’s Chairman. ICC provides administration and other office services out of London, England on a cost-recovery basis.

(e) Ivanhoe Capital Services Ltd. (ICS) is a private company 100% owned by the Company’s Chairman. ICS provides management services out of Singapore on a cost-recovery basis.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

(f) Rio Tinto owns 22.4% of Ivanhoe Mines. Rio Tinto provides engineering related services for the Oyu Tolgoi Project on a cost-recovery basis.

The Company’s Chairman has a 34% interest in Ivanhoe Nickel and Platinum Ltd. (Ivanplats). During 2009, Ivanhoe Mines acquired 1.2 million Ivanplats common shares at a cost of $1,842,000. In addition, Ivanhoe Mines purchased 220,000 Ivanplats common shares at a cost of $1,320,000 and 250,000 special warrants, convertible into 250,000 Ivanplats common shares, at a cost of $1,500,000 from certain directors of the Company.

Also during 2009, Ivanhoe Mines acquired 1.1 million units of Ivanplats at a cost of $9,900,000. Each unit is comprised of one common share, one liquidity right and one-half of one initial public offering (IPO) warrant. Each liquidity right is convertible into 0.1 of an Ivanplats common share for no additional consideration in the event that a liquidity event does not occur on or before December 31, 2010. IPO warrants vest upon closing of an IPO. If an IPO occurs prior to December 31, 2010, each IPO warrant entitles the holder to purchase one Ivanplats common share at the IPO price up until two years after the closing of the IPO. If an IPO occurs after December 31, 2010, each IPO warrant entitles the holder to purchase 1.1 Ivanplats common shares at the IPO price up until two years after the closing of the IPO.

As at December 31, 2009, Ivanhoe Mines held a 10.3% equity interest in Ivanplats on a fully diluted basis.

DISCLOSURE CONTROLS AND PROCEDURES

Disclosure controls and procedures are designed to provide reasonable assurance that all relevant information is gathered and reported to senior management, including the Company’s principal executive officer and principal financial officer, on a timely basis so that appropriate decisions can be made regarding public disclosure.

As of the end of the Company’s fiscal year ended December 31, 2009, an evaluation of the effectiveness of the Company’s “disclosure controls and procedures” (as such term is defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) was carried out by the Company’s management with the participation of the principal executive officer and principal financial officer. Based upon that evaluation, the Company’s principal executive officer and principal financial officer have concluded that as of the end of that fiscal year, the Company’s disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is (i) recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms and (ii) accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, to allow timely decisions regarding required disclosure.

It should be noted that while the Company’s principal executive officer and principal financial officer believe that the Company’s disclosure controls and procedures provide a reasonable level of assurance that they are effective, they do not expect that the Company’s disclosure controls and procedures or internal control over financial reporting will prevent all errors and fraud. A control system, no matter how well conceived or operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over the Company’s financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act). Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with United States generally accepted accounting principles and the requirements of the Securities and Exchange Commission in the United States, as applicable. The Company’s principal executive officer and principal financial officer have assessed the effectiveness of the Company’s internal control over financial reporting as at December 31, 2009 in accordance with Internal Control —

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, the Company’s principal executive officer and principal financial officer have determined that the Company’s internal control over financial reporting was effective as of December 31, 2009 and have certified Ivanhoe Mines’ annual filings with the U.S. Securities and Exchange Commission on Form 40-F as required by the United States Sarbanes-Oxley Act and with Canadian securities regulatory authorities.

Management reviewed the results of management’s assessment with the Audit Committee of the Company’s Board of Directors. Deloitte & Touche LLP, independent registered chartered accountants, was engaged, as approved by a vote of the Company’s shareholders, to audit and provide independent opinions on the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009. Deloitte & Touche LLP has provided such opinions.

Changes in internal control over financial reporting

During the year ended December 31, 2009 there were no changes in the Company’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

OVERSIGHT ROLE OF THE AUDIT COMMITTEE

The Audit Committee reviews, with management and the external auditors, the Company’s MD&A and related consolidated financial statements and approves the release of such information to shareholders. For each audit or quarterly review, the external auditors prepare a report for members of the Audit Committee summarizing key areas, significant issues and material internal control weaknesses encountered, if any.

QUALIFIED PERSONS

Disclosures of a scientific or technical nature in this MD&A in respect of each of Ivanhoe Mines’ material mineral resource properties were prepared by, or under the supervision of, the “qualified persons” (as that term is defined in NI 43-101) listed below:

Relationship to
Project	Qualified Person	Ivanhoe Mines

Oyu Tolgoi Project	Stephen Torr, P.Geo, Ivanhoe Mines	Employee of the Company
Ovoot Tolgoi Project	Stephen Torr, P.Geo, Ivanhoe Mines	Employee of the Company

CAUTIONARY STATEMENTS

LANGUAGE REGARDING RESERVES AND RESOURCES

Readers are advised that National Instrument 43-101 Standards of Disclosure for Mineral Projects (NI 43-101) of the Canadian Securities Administrators requires that each category of mineral reserves and mineral resources be reported separately. For detailed information related to Company resources and reserves, readers should refer to the Annual Information Form of the Company for the year ended December 31, 2009, and other continuous disclosure documents filed by the Company since January 1, 2010, at www.sedar.com.

NOTE TO UNITED STATES INVESTORS CONCERNING ESTIMATES OF MEASURED, INDICATED AND INFERRED RESOURCES

This document, including the documents incorporated by reference herein, has been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

laws. Without limiting the foregoing, this document, including the documents incorporated by reference herein, uses the terms “measured”, “indicated” and “inferred” resources. United States investors are advised that, while such terms are recognized and required by Canadian securities laws, the SEC does not recognize them. Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, “inferred resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of the “inferred resources” will ever be upgraded to a higher category. Therefore, United States investors are also cautioned not to assume that all or any part of the inferred resources exist, or that they can be mined legally or economically. Disclosure of “contained ounces” is a permitted disclosure under Canadian regulations; however, the SEC only permits issuers to report “resources” as in place tonnage and grade without reference to unit measures. Accordingly, information concerning descriptions of mineralization and resources contained in this document, or in the documents incorporated by reference, may not be comparable to information made public by United States companies subject to the reporting and disclosure requirements of the SEC. National Instrument 43-101 Standards of Disclosure for Mineral Projects (NI 43-101) is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all reserve and resource estimates contained in or incorporated by reference in this document have been prepared in accordance with NI 43-101. These standards differ significantly from the requirements of the SEC, and reserve and resource information contained herein and incorporated by reference herein may not be comparable to similar information disclosed by U.S. companies. NI 43-101 permits a historical estimate made prior to the adoption of NI 43-101 that does not comply with NI 43-101 to be disclosed using the historical terminology if the disclosure: (a) identifies the source and date of the historical estimate; (b) comments on the relevance and reliability of the historical estimate; (c) states whether the historical estimate uses categories other than those prescribed by NI 43-101; and (d) includes any more recent estimates or data available.

FORWARD-LOOKING STATEMENTS

Certain statements made herein, including statements relating to matters that are not historical facts and statements of our beliefs, intentions and expectations about developments, results and events which will or may occur in the future, constitute “forward-looking information” within the meaning of applicable Canadian securities legislation and “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking information and statements are typically identified by words such as “anticipate,” “could,” “should,” “expect,” “seek,” “may,” “intend,” “likely,” “plan,” “estimate,” “will”, “believe” and similar expressions suggesting future outcomes or statements regarding an outlook. These include, but are not limited to, statements respecting future equity investments in Ivanhoe Mines by Rio Tinto; the availability of project financing for the Oyu Tolgoi Project; expansion of the reserves and resources identified to date at the Oyu Tolgoi Project; mining plans for the Oyu Tolgoi Project and the schedule for carrying out and completing construction of the Oyu Tolgoi Project; the estimated schedule and cost of bringing the Oyu Tolgoi Project into commercial production; anticipated future production and cash flows; target milling rates; mining plans and production forecasts for the Ovoot Tolgoi Coal Project; the schedule for carrying out and completing an expansion of the production capability of the Ovoot Tolgoi Coal Project; the potential improvement of the export conditions at the Shivee Khuren-Ceke border between Mongolia and China; the planned drilling program and feasibility study at the Kyzyl Gold Project; the ability to achieve gold recoveries of up to 90% from a commercial scale plant at the Kyzyl Gold Project; the impact of amendments to the laws of Mongolia and other countries in which Ivanhoe Mines carries on business, particularly with respect to taxation; cost and outcome of plans to continue the development of non-core projects, and other statements that are not historical facts.

IVANHOE MINES LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
(Stated in U.S. dollars, except where noted)

All such forward-looking information and statements are based on certain assumptions and analyses made by Ivanhoe Mines’ management in light of their experience and perception of historical trends, current conditions and expected future developments, as well as other factors management believes are appropriate in the circumstances. These statements, however, are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking information or statements. Important factors that could cause actual results to differ from these forward-looking statements include those described under the heading “Risks and Uncertainties” elsewhere in the Company’s MD&A. The reader is cautioned not to place undue reliance on forward-looking information or statements.

The MD&A also contains references to estimates of mineral reserves and mineral resources. The estimation of reserves and resources is inherently uncertain and involves subjective judgments about many relevant factors. The accuracy of any such estimates is a function of the quantity and quality of available data, and of the assumptions made and judgments used in engineering and geological interpretation, which may prove to be unreliable. There can be no assurance that these estimates will be accurate or that such mineral reserves and mineral resources can be mined or processed profitably. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Except as required by law, the Company does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events.

MANAGEMENT’S REPORT TO THE SHAREHOLDERS

The Consolidated Financial Statements and the management’s discussion and analysis of financial condition and results of operations (MD&A) are the responsibility of the management of Ivanhoe Mines Ltd. These financial statements and the MD&A have been prepared by management in accordance with accounting principles generally accepted in the United States and regulatory requirements, respectively, using management’s best estimates and judgment of all information available up to March 31, 2010.

The Board of Directors has approved the information contained in the consolidated financial statements and the MD&A. The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and internal controls. The Audit Committee of the Board of Directors, consisting solely of outside directors, meets regularly during the year with financial officers of the Company and the external auditors to satisfy itself that management is properly discharging its financial reporting responsibilities to the Directors who approve the consolidated financial statements.

These financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the accounting policies summarized in Note 2 to the Consolidated Financial Statements.

The consolidated financial statements have been audited by Deloitte & Touche LLP, independent registered chartered accountants, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). They have full and unrestricted access to the Audit Committee.

/s/ “John Macken”	/s/ “Tony Giardini”

John Macken	Tony Giardini
President and CEO	Chief Financial Officer

March 31, 2010
Vancouver, BC, Canada